Exhibit 4.2

EXECUTION COPY

ALLIANCE ONE INTERNATIONAL, INC.

AND

LAW DEBENTURE TRUST COMPANY OF NEW YORK,

as TRUSTEE

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

as REGISTRAR and PAYING AGENT

12 3/4 % SENIOR SUBORDINATED NOTES DUE 2012

INDENTURE

Dated as of May 13, 2005

i

EXHIBIT A	FORM OF NOTE

EXHIBIT B	FORM OF TRANSFER CERTIFICATE FOR TRANSFER TO QIB

EXHIBIT C	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS TO INSTITUTIONAL ACCREDITED INVESTORS

EXHIBIT D	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S

EXHIBIT E	FORM OF RULE 144 CERTIFICATION

EXHIBIT F	FORM OF NOTE GUARANTEE

v

INDENTURE, dated as of May 13, 2005, between Alliance One International, Inc., a Virginia corporation (the “Company”), the Note Guarantors (if any) party hereto, Law Debenture Trust Company of New York (the “Trustee”), as trustee, and Deutsche Bank Trust Company Americas, as Registrar and Paying Agent.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company’s 12 3/4% Senior Subordinated Notes Due 2012 issued hereunder.

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1. Definitions.

“2011 Senior Notes” means the $200.0 million aggregate principal amount of 9 5/8% Senior Notes due 2011 issued by the Company on October 30, 2001.

“2012 Senior Notes” means the $150.0 million aggregate principal amount of 8% Senior Notes due 2012 issued by Standard Commercial Corporation on April 2, 2004, the obligations under which will have been assumed by the Company, as survivor by merger, as of the closing of the Merger.

“2013 Senior Notes” means the $125.0 million aggregate principal amount of 7¾% Senior Notes due 2013 issued by the Company on May 30, 2003.

“Acquired Indebtedness” means, with respect to any specified Person,

(i) any Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including (unless otherwise prescribed in this Indenture), without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and

(ii) any Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

provided that, in the cases of clauses (i) and (ii), Acquired Indebtedness shall be deemed to be incurred by such specified Person at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person or at the time such asset is acquired by such specified Person, as the case may be.

“Add On Notes” means the Company’s 12 3/4% Senior Subordinated Notes due 2012 originally issued after the Issue Date pursuant to Section 2.13, including any replacement Notes and any Exchange Notes as specified in the relevant Add On Note Board Resolutions or Add On Note Supplemental Indenture issued therefor in accordance with this Indenture.

“Add On Note Board Resolutions” means resolutions duly adopted by the Board of Directors of the Company and delivered to the Trustee in an Officers’ Certificate providing for the issuance of Add On Notes.

“Add On Note Supplemental Indenture” means a supplement to this Indenture duly executed and delivered by the Company, each Note Guarantor and the Trustee pursuant to Article IX providing for the issuance of Add On Notes.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means:

(i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(ii) any other Person who is a director or executive officer of (a) such specified Person or (b) any Person described in the preceding clause (i).

For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of any class or any series of any class of equity securities of a Person, whether or not voting, shall be deemed to be control.

“Affiliate Transaction” has the meaning assigned to it in Section 3.17.

“Agent Members” has the meaning assigned to it in Section 2.6(b).

“Applicable Premium” means, with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess of (A) the present value at such time of (i) the redemption price of such Note at May 15, 2009 (exclusive of any accrued and unpaid interest) plus (ii) any required interest payments due on such Note through May 15, 2009 (excluding any accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Asset Sale” means, with respect to any Person, the sale, lease, conveyance or other disposition, that does not constitute a Restricted Payment or an Investment, by such Person of any of its assets (including, without limitation, by way of a Sale and Leaseback Transaction and including the issuance, sale or other transfer of any Equity Interests in any Subsidiary) other than to the Company (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance), in each case, in one or a series of related transactions; provided that notwithstanding the foregoing, the term “Asset Sale” shall not include:

(i) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, in accordance with the terms of Section 4.1;

(ii) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice;

(iii) a transfer of assets by the Company to a Subsidiary of the Company or by a Subsidiary of the Company to the Company or to another Subsidiary of the Company;

(iv) the sale of assets in connection with (a) the discontinuation of all of the Company’s operations and business in Italy and (b) the discontinuation of the Company’s wool business;

(v) an issuance of Equity Interests by a Subsidiary of the Company to the Company or to another Subsidiary of the Company; provided that the consideration paid by the Company or such Subsidiary of the Company for such Equity Interest shall be deemed to be an Investment;

(vi) the sale or other disposition of cash or Cash Equivalents; or

(vii) any sale, transfer, assignment or other disposition of any equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Subsidiaries.

“Asset Sale Offer” has the meaning assigned to it in Section 3.9(c).

“Asset Sale Offer Notice” means notice of an Asset Sale Offer which shall be mailed first class, postage prepaid, to the record Holders as shown on the Note Register within 30 days following the 365th day after the receipt of Net Proceeds of the relevant Asset Sale, with a copy to the Trustee which notice shall govern the terms of the Asset Sale Offer, and state:

(1) the circumstances of the Asset Sale or Sales, the Net Proceeds of which are included in the Asset Sale Offer, that an Asset Sale Offer is being made pursuant to Section 3.9, and that all Notes that are timely tendered will be accepted for payment;

(2) the Asset Sale Offer amount due and the Asset Sale Offer Payment Date;

(3) that any Notes or portions thereof not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Asset Sale Offer amount due with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest from and after the Asset Sale Offer Payment Date;

(5) that any Holder electing to have any Notes or portions thereof purchased pursuant to the Asset Sale Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Sale Offer Payment Date;

(6) that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Asset Sale Offer Payment Date, a facsimile transmission or letter, setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have such Notes or portions thereof purchased pursuant to the Asset Sale Offer;

(7) that any Holder electing to have Notes purchased pursuant to the Asset Sale Offer must specify the principal amount that is being tendered for purchase, which principal amount must be $1,000 or an integral multiple thereof;

(8) that any Holder of Certificated Notes whose Certificated Notes are being purchased only in part will be issued new Certificated Notes equal in principal amount to the unpurchased portion of the Certificated Note or Notes surrendered, which unpurchased portion will be equal in principal amount to $1,000 or an integral multiple thereof;

(9) that the Trustee will return to the Holder of a Global Note that is being purchased in part, such Global Note with a notation on the schedule of increases or decreases thereof adjusting the principal amount thereof to be equal to the unpurchased portion of such Global Note; and

(10) any other information necessary to enable any Holder to tender Notes and to have such Notes purchased pursuant to Section 3.9.

“Asset Sale Offer Payment Date” means a Business Day which is no earlier than 30 days nor later than 60 days from the date the Asset Sale Offer Notice is mailed (other than as may be required by law).

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction at the time of determination thereof, the greater of:

(i) the capitalized amount, if any, in respect of such transaction that would appear on the face of a balance sheet of the lessee in accordance with GAAP; and

(ii) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Authenticating Agent” has the meaning assigned to it in Section 2.2(d).

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Bankruptcy Law Event of Default” means:

(1) the entry by a court of competent jurisdiction of: (i) a decree or order for relief in respect of the Company or any Material Subsidiary of the Company in an involuntary case or proceeding under any Bankruptcy Law or (ii) a decree or order (A) adjudging the Company or any Material Subsidiary of the Company a bankrupt or insolvent, (B) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or in respect of, the Company or any Material Subsidiary of the Company under any Bankruptcy Law, (C) appointing a Custodian of the Company or any Material Subsidiary of the Company or of any substantial part of the property of the Company or any Material Subsidiary of the Company, or (D) ordering the winding-up or liquidation of the affairs of the Company or any Material Subsidiary of the Company, and in each case, the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive calendar days; or

(2) (i) the commencement by the Company or any Material Subsidiary of the Company of a voluntary case or proceeding under any Bankruptcy Law or of any other case or proceeding to be adjudicated bankrupt or insolvent, (ii) the consent by the Company or any Material Subsidiary of the Company to the entry of a decree or order for relief in respect of the Company or any Material Subsidiary of the Company in an involuntary case or proceeding under any Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Material Subsidiary of the Company, (iii) the filing by the Company or any Material Subsidiary of the Company of a petition or answer or consent seeking reorganization or relief under any Bankruptcy Law, (iv) the consent by the Company or any Material Subsidiary of the Company to the filing of such petition or to the appointment of or taking possession by a Custodian of the Company or any Material Subsidiary of the Company or of any substantial part of the property of the Company or any Material Subsidiary of the Company, (v) the making by the Company or any Material Subsidiary of the Company of an assignment for the benefit of creditors, (vi) the admission by the Company or any Material Subsidiary of the Company in writing of its inability to pay its debts generally as they become due, (vii) the approval by stockholders of the Company or any Material Subsidiary of the Company of any plan or proposal for the liquidation or dissolution of the Company or any Material Subsidiary of the Company, or (viii) the taking of corporate action by the Company or any Material Subsidiary of the Company in furtherance of any such action.

“Board of Directors” means, as to any Person, the board of directors, management committee or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means

(i) in the case of a corporation, capital stock;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(iii) in the case of a partnership, partnership interests (whether general or limited); and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalent” means

(i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition;

(ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $100.0 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than twelve months from the date of acquisition;

(iii) commercial paper issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition;

(iv) in the case of any of the Company’s Foreign Subsidiaries, Investments (a) in direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized or is conducting a substantial amount of business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (b) of the type and maturity described in clauses (i) through (iii) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (c) of the type and maturity described in clauses (i) through (iii) above of foreign obligors (or the parents of such obligors), which Investments or obligors (or the parents of such obligors) are not rated as provided in such clauses or subclause (b) of this clause (iv) but which are, in the Company’s reasonable judgment, comparable in investment quality to such Investments and obligors (or the parents of such obligors);

(v) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks; and

(vi) shares of money market mutual funds having assets in excess of $2.0 billion.

“Certificated Note” means any Note issued in fully-registered certificated form (other than a Global Note), which shall be substantially in the form of Exhibit A, with appropriate legends as specified in Section 2.7 and Exhibit A.

“Change of Control” means such time as:

(i) any Person or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act but excluding any Wholly Owned Subsidiary of the Company) has become, directly or indirectly, the beneficial owner, by way of merger, consolidation or otherwise, of 30% or more of the voting power of the Voting Stock of the Company on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company convertible into or exercisable for Voting Stock of the Company (whether or not such securities are then currently convertible or exercisable);

(ii) the sale, lease or transfer of all or substantially all of the consolidated assets of the Company to any Person or group (other than a Wholly Owned Subsidiary of the Company);

(iii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of the Company, together with any new members of such Board of Directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the members of such Board of Directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the directors of the Company then in office; or

(iv) the Company consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, the Company (in each case, whether or not in compliance with the terms of this Indenture), in any such event pursuant to a transaction in which immediately after the consummation thereof Persons owning a majority of the Voting Stock of the Company immediately prior to such consummation shall cease to own a majority of the Voting Stock of the Company or the surviving entity if other than the Company.

“Change of Control Offer” has the meaning assigned to it in Section 3.10(a).

“Change of Control Offer Notice” means a notice sent pursuant to Section 3.10(b), which notice shall govern the terms of the Change of Control Offer and shall state:

(1) that a Change of Control has occurred, the circumstances or events causing such Change of Control and that a Change of Control Offer is being made pursuant to Section 3.10, and that all Notes that are timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price, and the Change of Control Payment Date, which date shall be determined as set forth in Section 3.10(c);

(3) that any Notes or portions thereof not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Purchase Price with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest from and after the Change of Control Payment Date;

(5) that any Holder electing to have any Notes or portions thereof purchased pursuant to a Change of Control Offer will be required to tender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter, setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have such Notes or portions thereof purchased pursuant to the Change of Control Offer;

(7) that any Holder electing to have Notes purchased pursuant to the Change of Control Offer must specify the principal amount that is being tendered for purchase, which principal amount must be $1,000 or an integral multiple thereof;

(8) that any Holder of Certificated Notes whose Certificated Notes are being purchased only in part will be issued new Certificated Notes equal in principal amount to the unpurchased portion of the Certificated Note or Notes surrendered, which unpurchased portion will be equal in principal amount to $1,000 or an integral multiple thereof;

(9) that the Trustee will return to the Holder of a Global Note that is being purchased in part, such Global Note with a notation on Schedule thereof adjusting the principal amount thereof to be equal to the unpurchased portion of such Global Note; and

(10) any other information necessary to enable any Holder to tender Notes and to have such Notes purchased pursuant to Section 3.10.

“Change of Control Payment Date” has the meaning assigned to it in Section 3.10(a).

“Change of Control Purchase Price” has the meaning assigned to it in Section 3.10(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any redemption date:

(a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”; or

(b) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Company” means the party named as such in the introductory paragraph to this Indenture and its successors and assigns, including any Surviving Entity that becomes such in accordance with Article IV.

“Company Order” has the meaning assigned to it in Section 2.2(c).

“Consolidated EBITDA” means, with respect to any Person for any period, the sum, without duplication, of

(i) the Consolidated Net Income for such period; plus

(ii) the Consolidated Interest Expense for such period (to the extent deducted in computing Consolidated Net Income); plus

(iii) amortization of deferred financing charges for such period; plus

(iv) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period); plus

(v) consolidated depreciation, amortization and other non-cash charges of such Person and its Subsidiaries required to be reflected as expenses on the books and records of such Person; minus

(vi) cash payments with respect to any nonrecurring, non-cash charges previously added back pursuant to clause (v); and excluding

(vii) the impact of foreign currency translation.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount of Net Income would be permitted at the date of determination to be paid as a dividend to such Person by such Subsidiary without prior approval (unless such approval has been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Subsidiaries for such period to the Consolidated Interest Expense of such Person and its Subsidiaries for such period. If the Company or any of its Subsidiaries incurs, assumes, guarantees or repays or redeems any Indebtedness (other than revolving credit borrowings, borrowings under Seasonal Subsidiary Debt and Guarantees of Grower Indebtedness) or issues or redeems preferred stock during the period (the “Calculation Period”) beginning on the commencement of the four-quarter reference period for which the Consolidated Interest Coverage Ratio is being calculated and ending on the date of the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”), then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period (it being understood that interest expense on revolving credit borrowings and Seasonal Subsidiary Debt shall be computed on the basis of the actual number of days outstanding); provided, however, that in making such computation on a pro forma basis, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing a floating interest rate and which was not actually outstanding during all or any part of such four-quarter reference period shall be computed on a pro forma basis as if the rate in effect on the date of computation (after giving effect to any hedge in respect of such Indebtedness that will, by its terms, remain in effect until the earlier of the maturity of such Indebtedness or the date one year after the date of such determination) had been the applicable rate during that portion of such four-quarter reference period when such Indebtedness was not actually outstanding. In calculating the Consolidated Interest Coverage Ratio, if such Person or any of its Subsidiaries guarantees any Grower Indebtedness during the

Calculation Period, the amount of Consolidated Interest Expense of such Person attributable to such Guarantee during such period shall be the amount of such interest expense incurred during such period as determined on an actual, rather than pro forma, basis in accordance with clause (iii) of the definition of Consolidated Interest Expense. For purposes of making the computation referred to above:

(i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations (including the Merger) and including any related financing transactions, during the four-quarter reference period, or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period;

(ii) the Consolidated EBITDA (whether positive or negative) attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(iii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

“Consolidated Interest Expense” means, with respect to any Person for any period, the consolidated interest expense of such Person and its Subsidiaries (other than additional interest expense resulting from the extinguishment of interest rate swap agreements in respect of Indebtedness of such Person being refinanced) for such period determined in accordance with GAAP (net of any interest income) plus, to the extent not included in such interest expense:

(i) amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and any Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of deferred financing charges for such period;

(ii) such consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period;

(iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon); provided, however, that interest expense on Grower Indebtedness that is guaranteed by such Person or one of its Subsidiaries shall be deemed to be the interest expense calculated on the basis of an interest rate equal to the interest rate applicable under the revolving credit line portion of the Credit Agreement on the relevant date of determination; and

(iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person payable to a party other than the Company or a Subsidiary of the Company, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof;

(ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (unless such approval has been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(iii) the Net Income of any Person acquired for any periods ending on or prior to the date of such acquisition shall be excluded, except to the extent contemplated in the definition of Consolidated Interest Coverage Ratio; and

(iv) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (a) all write-ups subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person (other than purchase accounting adjustments made, in connection with any acquisition of any entity that becomes a consolidated Subsidiary of such Person after the Issue Date, to the book value of the assets of such entity), (b) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the sum of (i) Consolidated Net Worth, minus (ii) the amount of such Person’s intangible assets at such date, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), capitalized expenses, patents, trademarks, trade names, copyrights, franchises, licenses and deferred charges (such as, without limitation, unamortized costs and costs of research and development), all determined for such Person on a consolidated basis in accordance with GAAP.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 12.2 or such other address as to which the Trustee may give notice to the Company.

“Covenant Defeasance” has the meaning assigned to it in Section 8.1(c).

“Credit Agreement” means the Credit Agreement, dated as of May 13, 2005, among the Company as borrower, Intabex Netherlands B.V. as borrower, thereunder, Wachovia Bank, National Association, as administrative agent, Wachovia Capital Markets, LLC and ING Capital LLC, as joint lead arrangers, ING Bank N.V., London Branch, as syndication agent, and the lenders party thereto from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case, with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, modified, renewed, refunded, replaced, restated or refinanced in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Debentures” means the $73.3 million aggregate principal amount of 6¼% Convertible Subordinated Debentures due March 31, 2007 issued by the Company on April 1, 1997.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Defaulted Interest” has the meaning assigned to it in Exhibit A.

“Designated Senior Debt” means:

(i) any Indebtedness outstanding under the Credit Agreement or the Senior Notes; and

(ii) to the extent permitted under the Credit Agreement, any other Senior Debt permitted under this Indenture the amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Disqualified Stock” means:

(i) with respect to any Person, Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date which is one year after the latest date on which the Notes mature; and

(ii) with respect to any Subsidiary of such Person, any Capital Stock other than any common stock with no preference, privileges, or redemption or repayment provisions.

“Domestic Subsidiary” means any of the Company’s Subsidiaries which is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Distribution Compliance Period” means, in respect of any Regulation S Global Note, the 40 consecutive days beginning on and including the later of (a) the day on which any Notes represented thereby are offered to persons other than distributors (as defined in Regulation S) pursuant to Regulation S and (b) the issue date for such Notes.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depositary institution hereinafter appointed by the Company that is a clearing agency registered under the Exchange Act.

“Eligible Inventory” means, as of any date, all inventory of the Company and any of its Subsidiaries, wherever located, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

“Eligible Receivables” means, as of any date, all accounts receivable of the Company and any of its Subsidiaries arising out of the sale of inventory in the ordinary course of business, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), whether outstanding prior to, on or after the Issue Date.

“Event of Default” has the meaning assigned to it in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means Notes issued in a Registered Exchange Offer in exchange for a like principal amount of Notes originally issued pursuant to an exemption from registration under the Securities Act, and replacement Notes issued therefor in accordance with this Indenture.

“Exempt Affiliate Transactions” means:

(i) transactions between or among the Company and/or its Subsidiaries;

(ii) advances to officers or employees of the Company or any of its Subsidiaries in the ordinary course of business to provide for the payment of reasonable expenses incurred by such persons in the performance of their responsibilities to the Company or such Subsidiary or in connection with any relocation;

(iii) fees and compensation paid to and indemnity provided on behalf of directors, officers or employees of the Company or any of its Subsidiaries in the ordinary course of business;

(iv) any employment agreement that is in effect on the date of the Issue Date in the ordinary course of business and any such agreement entered into by the Company or any of its Subsidiaries after the date of the Issue Date in the ordinary course of business of the Company or such Subsidiary; and

(v) any Restricted Payment that is not prohibited by the covenant “Limitation on Restricted Payments.”

“Exempt Asset Sale” has the meaning assigned to it in Section 3.9(a).

“Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under clauses (ii), (iii) and (iv) of Section 3.13(b)) in existence on the Issue Date, until such amounts are repaid.

“Foreign Subsidiary” means any of our Subsidiaries, other than a Domestic Subsidiary.

“GAAP” means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board, that are applicable to the circumstances as of the date of determination, provided that, except as specifically provided in this Indenture, all calculations made for purposes of determining compliance with the covenants set forth in Articles III and IV of this Indenture shall use GAAP, as in effect as of the Issue Date, but that for such purposes of determining compliance, GAAP shall not include (i) the requirement to recognize any impairment losses pursuant to Statement of Financial Accounting Standards No. 142 and (ii) the effects of Statements of Financial Accounting Standards Nos. 133 and 144.

“Global Note” means any Note issued in fully-registered certificated form to DTC (or its nominee), as depositary for the beneficial owners thereof, which shall be substantially in the form of Exhibit A, with appropriate legends as specified in Section 2.7 and Exhibit A.

“Grower Indebtedness” means Indebtedness incurred by tobacco farmers that supply tobacco to the Company or any of its Subsidiaries for the purpose of financing the growing of tobacco crop.

“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by agreement to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb shall have a correlative meaning.

“Guaranteed Obligation” has the meaning assigned to it in Section 10.1(b).

“Hedging Obligations” means, with respect to any Person, the obligations of such Person entered into in the ordinary course of business under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in interest rates, (ii) forward exchange agreements, currency swap agreements, currency option agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in foreign currency exchange rates, and (iii) forward contracts, commodity swap agreements, commodity option agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in commodity prices.

“Holder” means the Person in whose name a Note is registered in the Note Register.

“IAI” means an institutional “accredited investor,” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, other than a QIB.

“IAI Note” means a Certificated Note that is a Restricted Note held by an IAI.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or Attributable Indebtedness with respect to Sale and Leaseback Transactions, or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” has the meaning assigned to it in Section 3.17.

“Interest Payment Date” means the stated due date of an installment of interest on the Notes as specified in Exhibit A.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding advances to officers and employees of the type specified in clause (ii) of the definition of Exempt Affiliate Transactions), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means May 13, 2005.

“Issue Date Notes” means the $100,000,000 aggregate principal amount of Notes originally issued on the Issue Date, and any replacement Notes, Private Exchange Notes and Exchange Notes issued therefor in accordance with this Indenture.

“Issue Date Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, by and among the Company, and Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc. and ING Bank, N.V., London Branch, as the Initial Purchasers.

“Joint Venture” means a single-purpose corporation, partnership or other legal arrangement hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person through a separate legal entity.

“Legal Defeasance” has the meaning assigned to it in Section 8.1(b).

“Legal Holiday” has the meaning assigned to it in Section 12.7.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Material Domestic Subsidiary” means (i) any Domestic Subsidiary (other than, prior to June 29, 2005, CRES Tobacco Company Inc. and Standard Commercial Tobacco Company Inc. and their respective successors) which would constitute a “significant subsidiary” of the Company as defined in Rule 1.02 of Regulation S-X promulgated by the SEC, except that for purposes of this definition all reference therein to ten (10) percent shall be deemed to be references to five (5) percent, or (ii) any Domestic Subsidiary which does not meet the criteria set forth in clause (i) or any Foreign Subsidiary, in either case (under this clause (ii)), which guarantees any Indebtedness of the Company or of any Domestic Subsidiary.

“Material Foreign Subsidiary” means any Foreign Subsidiary which constitutes a “significant subsidiary” of the Company as defined in Rule 1.02 of Regulation S-X promulgated by the SEC.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means November 15, 2012.

“Merger” means the merger of Standard Commercial Corporation with and into DIMON Incorporated in the manner contemplated by and pursuant to the terms of the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Reorganization, dated as of November 7, 2004, between DIMON Incorporated and Standard Commercial Corporation.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to any Sale and Leaseback Transaction) or (b) the disposition of any securities by such Person or any of its Subsidiaries, or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries;

(ii) any extraordinary gain (but not loss) or any non-cash gain or non-cash charge (including any non-cash charge related to the writing off of deferred financing costs) approved by the Company’s Board of Directors, together with, in the case of such gain or loss, any related provision for taxes on such extraordinary gain or loss;

(iii) (a) expenses and fees incurred on the Issue Date in connection with the consummation of the Merger, up to a maximum aggregate amount of $20.0 million, (b) costs, expenses and fees incurred on the Issue Date in connection with the closing of the tender offers for the 2011 Senior Notes, the 2012 Senior Notes and the 2013 Senior Notes and costs, expenses and fees incurred after the Issue Date in connection with the repurchase or redemption of the Debentures, (c) cash costs and expenses incurred, within no more than 24 months following the Issue Date, in connection with the integration of the businesses and operations of DIMON Incorporated and Standard Commercial Corporation following the Merger, up to a maximum aggregate amount of $45.0 million and (d) the impact resulting from fair market valuation adjustments made to reflect inventory at estimated fair market value in accordance with GAAP purchase method of accounting requirements as a result of the consummation of the Merger; and

(iv) any additional interest expense resulting from the extinguishment of interest rate swap agreements in respect of Indebtedness of such Person being refinanced.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), taxes paid or payable as a result thereof, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset that were subject to such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-U.S. Person” means a person who is not a U.S. person, as defined in Regulation S.

“Note Custodian” means the custodian with respect to any Global Note appointed by DTC, or any successor Person thereto, and shall initially be Deutsche Bank Trust Company Americas.

“Note Guarantee” means any Guarantee of the Company’s Obligations under the Notes and this Indenture provided by a Material Domestic Subsidiary pursuant to this Indenture.

“Note Guarantor” means any Material Domestic Subsidiary which provides a Note Guarantee pursuant to this Indenture until such time as its Note Guarantee is released in accordance with this Indenture.

“Note Register” has the meaning assigned to it in Section 2.3(a).

“Notes” means any of the Company’s 12 3/4% Senior Subordinated Notes Due 2012 issued and authenticated pursuant to this Indenture.

“Obligations” means any principal, premiums, interest, penalties, fees, indemnifications, reimbursements, damages, costs and expenses and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, when used in connection with any action to be taken by the Company or a Note Guarantor, as the case may be, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Controller or the Secretary of the Company or such Note Guarantor, as the case may be.

“Officers’ Certificate” means, when used in connection with any action to be taken by the Company or a Note Guarantor, as the case may be, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company or such Note Guarantor, as the case may be, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Company or any Note Guarantor, and who shall be reasonably acceptable to the Trustee.

“Outstanding Notes” means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i) Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

(ii) Notes, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company, a Note Guarantor or an Affiliate of the Company) in trust or set aside and segregated in trust by the Company (if the Company, a Note Guarantor or an Affiliate of the Company is acting as Paying Agent) for the Holders of such Notes; provided that, if the Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii) Notes which have been surrendered pursuant to Section 2.9 or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Company; and

(iv) solely to the extent provided in Article VIII, Notes which are subject to Legal Defeasance or Covenant Defeasance as provided in Article VIII;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Trust Officer of the Trustee actually knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

“Paying Agent” has the meaning assigned to it in Section 2.3(a).

“Payment Default” has the meaning assigned to it in Section 6.1(a).

“Permitted Advances on Purchases of Tobacco” means advances of cash or crop-related materials made by the Company or any of its Subsidiaries to growers and other suppliers of tobacco (including Affiliates) and tobacco growers’ cooperatives in the ordinary course of business to finance the growing or processing of tobacco only to the extent that the aggregate principal amount of such advances outstanding at any time to any Person and such Person’s Affiliates does not exceed 30% of the Consolidated Tangible Net Worth of the Company for the most recently ended fiscal quarter for which internal financial statements are available.

“Permitted Investments” means:

(i) any Investments in the Company

(ii) any Investments in Cash Equivalents;

(iii) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 3.9;

(iv) Investments (other than Permitted Advances on Purchases of Tobacco) outstanding as of the Issue Date;

(v) Investments in Subsidiaries of the Company and any entity that:

(a) is engaged in the same or a similar line of business as the Company or any of its Subsidiaries was engaged in on the Issue Date and which has not been discontinued on or prior to the date of such Investment or any reasonable extensions or expansions thereof; and

(b) as a result of such Investment, becomes a Subsidiary of the Company;

(vi) investments made in the ordinary course of business in export notes, trade credit assignments, bankers’ acceptances, guarantees and instruments of a similar nature issued in connection with the financing of international trading transactions by:

(a) any commercial bank or trust company (or any Affiliate thereof) organized under the laws of the United States of America, any state thereof, or the District of Columbia having capital and surplus in excess of $100.0 million; or

(b) any international bank organized under the laws of any country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, and having a combined capital and surplus in excess of $100.0 million; and

(vii) any Permitted Advances on Purchases of Tobacco.

“Permitted Junior Securities” means:

(i) Equity Interests in the Company or any Note Guarantor or any other business entity provided for by a plan of reorganization; and

(ii) debt securities of the Company or any Note Guarantor or any other business entity provided for by a plan of reorganization that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under this Indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred, and reasonable premium paid in connection therewith); (ii) such Permitted Refinancing Indebtedness (a) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (b) does not have a stated maturity earlier than the stated maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (c) does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or any of its Subsidiaries) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or any of its Subsidiaries) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those contained in this Indenture in Section 3.10; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by any of its Subsidiaries who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Private Exchange Notes” means any Notes issued pursuant to Section 2(g) of the Issue Date Registration Rights Agreement.

“Private Placement Legend” has the meaning assigned to it in Section 2.7(b).

“Public Equity Offering” means an underwritten public offering of Capital Stock of the Company other than Disqualified Stock pursuant to an effective registration statement (other than a registration statement filed on Form S-4 or S-8) filed with the SEC in accordance with the Securities Act, or any successor statute.

“Purchase Money Obligation” of any Person means any obligation of such Person to any seller or any other Person incurred or assumed to finance the construction and/or acquisition of real or personal property constituting plant or equipment to be used in the business of such Person or any of its Subsidiaries (excluding accounts payable to trade creditors incurred in the ordinary course of business), which obligation is secured by a Lien on such property constructed or acquired.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Record Date” has the meaning assigned to it in Exhibit A.

“Redemption Date” means, with respect to any redemption of Notes, the date of redemption with respect thereto.

“Reference Treasury Dealer” means Wachovia Capital Markets, LLC and its successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Registered Exchange Offer” means an exchange offer by the Company registered under the Securities Act pursuant to which Notes originally issued pursuant to an exemption from registration under the Securities Act are exchanged for Notes of like principal amount not bearing the Private Placement Legend.

“Registrar” has the meaning assigned to it in Section 2.3(a).

“Registration Rights Agreement” means any registration rights agreement between the Company, the Note Guarantors and one or more investment banks acting as initial purchasers in connection with any issuance of Notes under this Indenture, including the Issue Date Registration Rights Agreement.

“Registration Statement” means an effective shelf registration statement under the Securities Act that registers the resale by Holders (and beneficial owners) of Notes (or beneficial interests therein) originally issued pursuant to an exemption from registration under the Securities Act.

“Regulation S” means Regulation S under the Securities Act or any successor regulation.

“Regulation S Global Note” has the meaning assigned to it in Section 2.1(e).

“Representative” means the indenture trustee or other trustee, agent or representative in respect of any Senior Debt; provided that if, and for so long as, any such Indebtedness lacks such representative, then the Representative for such Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Indebtedness in respect of any Senior Debt.

“Resale Restriction Termination Date” means, for any Restricted Note (or beneficial interest therein), two years (or such other period specified in Rule 144(k)) from the Issue Date or, if any Add On Notes that are Restricted Notes have been issued before the Resale Registration Termination Date for any Restricted Notes, from the latest such original issue date of such Add On Notes.

“Restricted Note” means any Issue Date Note (or beneficial interest therein) or any Add On Note (or beneficial interest therein) not originally issued and sold pursuant to an effective registration statement under the Securities Act or any Exchange Note, until such time as:

(i) such Issue Date Note (or beneficial interest therein) or Add On Note (or beneficial interest therein) has been transferred pursuant to a Registration Statement;

(ii) the Resale Restriction Termination Date therefor has passed;

(iii) with respect to any Issue Date Note that is a Regulation S Global Note, the Distribution Compliance Period therefor has terminated; or

(iv) the Private Placement Legend therefor has otherwise been removed pursuant to Section 2.8(e) or, in the case of a beneficial interest in a Global Note, such beneficial interest has been exchanged for an interest in a Global Note not bearing a Private Placement Legend.

“Restricted Payment” has the meaning assigned to it in Section 3.12.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“Rule 144A” means Rule 144A under the Securities Act (or any successor rule).

“Rule 144A Global Note” has the meaning assigned to it in Section 2.1(d).

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 180 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

“Seasonal Subsidiary Debt” means seasonal Indebtedness (under bank facilities) incurred by Subsidiaries of the Company and having maturities of no more than one year.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” of any Person means:

(i) all Indebtedness of such Person outstanding under the Senior Notes, the Credit Agreement and all Hedging Obligations with respect thereto, whether outstanding on the Issue Date or incurred thereafter;

(ii) any other Indebtedness of such Person permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

(iii) all Obligations with respect to the items listed in the preceding clauses (i) and (ii) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

Notwithstanding anything to the contrary in the preceding paragraph, Senior Debt will not include:

(i) any liability for federal, state, local or other taxes owed or owing by the Company or any Note Guarantor;

(ii) any Indebtedness of the Company or any Note Guarantor to any of their Subsidiaries or other Affiliates;

(iii) any trade payables;

(iv) the portion of any Indebtedness that is incurred in violation of this Indenture;

(v) any Indebtedness of the Company or any Note Guarantor that, when incurred, was without recourse to the Company or such Note Guarantor;

(vi) any repurchase, redemption or other obligation in respect of Disqualified Stock or preferred stock; or

(vii) any Indebtedness owed to any employee of the Company or any of its Subsidiaries.

“Senior Notes” means $315.0 million aggregate principal amount of 11.0% Senior Notes due May 15, 2012 issued by the Company on the Issue Date.

“Special Record Date” has the meaning assigned to it in Section 2.12(A).

“Split-Dollar Program” means an arrangement between the Company or any of its Subsidiaries and an employee thereof (or one or more affiliates of such employee), whereby the Company or such Subsidiary establishes a split-dollar life insurance program for the benefit of such employee and agrees to pay non-scheduled premiums under the life insurance policy issued in connection therewith, subject to the obligation of such employee (or such affiliate or affiliates) to reimburse the aggregate amount of such non-scheduled premiums upon the termination of such program.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Surviving Entity” has the meaning assigned to it in Section 4.1(a)(i).

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as in effect on the date of this Indenture (except as otherwise provided in this Indenture).

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Trustee” means the party named as such in the introductory paragraph of this Indenture until a successor replaces it in accordance with the terms of this Indenture and, thereafter, means the successor.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“U.S. Government Obligations” means (i) securities that are (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof; and (ii) depositary receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (i) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depositary receipt.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payments at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or, in the case of Subsidiaries that are not organized under the laws of the United States of America, any state thereof or the District of Columbia, by one or more nominees of such Person.

Section 1.2. Incorporation by Reference of Trust Indenture Act. If any provision of this Indenture limits, qualifies or conflicts with the duties that would be imposed by any of Sections 310 to 317 of the TIA through operation of Section 318(c) thereof on any person if this Indenture were qualified under the TIA, such imposed duties shall control.

“obligor” on the indenture securities means the Company and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC Rule have the meanings assigned to them by such definitions.

Section 1.3. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular; and

(6) references to the payment of principal of the Notes shall include applicable premium, if any.

ARTICLE II

THE NOTES

Section 2.1. Form and Dating.

(a) The Issue Date Notes are being originally offered and sold by the Company pursuant to a Purchase Agreement, dated as of May 10, 2005, among the Company, and Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc. and ING Bank N.V., London Branch, acting through its U.S. agent, ING Financial Markets LLC. The Notes will be issued in fully-registered certificated form without coupons, and only in denominations of $1,000 and any integral multiple thereof. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A.

(b) The terms and provisions of the Notes, the form of which is in Exhibit A, shall constitute, and are hereby expressly made, a part of this Indenture, and, to the extent applicable, the Company, the Note Guarantors and the Trustee, by their execution and delivery of this Indenture expressly agree to such terms and provisions and to be bound thereby. Except as otherwise expressly permitted in this Indenture, all Notes shall be identical in all respects. Notwithstanding any differences among them, all Notes issued under this Indenture shall vote and consent together on all matters as one class.

(c) The Notes may have notations, legends or endorsements as specified in Section 2.7 or as otherwise required by law, stock exchange rule or DTC rule or usage. The Company and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its authentication.

(d) Notes originally offered and sold to QIBs in reliance on Rule 144A will be issued in the form of one or more permanent Global Notes (each, a “Rule 144A Global Note”).

(e) Notes originally offered and sold outside the United States of America will be issued in the form of one or more permanent Global Notes (each, a “Regulation S Global Note”).

Section 2.2. Execution and Authentication.

(a) Two Officers, one of whom shall be the Chairman of the Board, the President, the Chief Executive Officer or the Chief Financial Officer of the Company, shall sign the Notes for the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(b) A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.

(c) At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery Notes upon a written order of the Company signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company (the “Company Order”). A Company Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated. Subject to the conditions set forth herein and without the consent of the Holders, the Company may authenticate and deliver an unlimited amount of Notes under this Indenture.

(d) The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.

(e) In case a Surviving Entity shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such transaction may, from time to time, at the request of the Surviving Entity, be exchanged for other Notes executed in the name of the Surviving Entity with such changes in phraseology and form as may be appropriate, but otherwise identical to the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the Surviving Entity, shall authenticate and deliver Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a Surviving Entity pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such Surviving Entity, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 2.3. Registrar and Paying Agent.

(a) The Company shall maintain an office or agency in the Borough of Manhattan, City of New York, where Notes may be presented for registration of transfer or for exchange (the “Registrar”), where Notes may be presented for payment (the “Paying Agent”) and for the service of notices and demands to or upon the Company in respect of the Notes and this Indenture. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Note Register”). The Company may have one or more co-Registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.

(b) The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-Registrar not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Company or any Note Guarantor may act as Paying Agent, Registrar, co-Registrar or transfer agent.

(c) The Company initially appoints Deutsche Bank Trust Company Americas as Registrar and Paying Agent, and Law Debenture Corporate Services Inc. as agent for service of demands and notices in connection with the Notes and this Indenture.

Section 2.4. Paying Agent to Hold Money in Trust. The Paying Agent shall (or, if Paying Agent is not a party hereto, the Company shall require such Paying Agent to agree in writing that such Paying Agent shall) hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any default by the Company or any Note Guarantor in making any such payment. If the Company or any Note Guarantor or an Affiliate of the Company or any Note Guarantor acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Company or a Note Guarantor) shall have no further liability for the money delivered to the Trustee. Upon any proceeding under any Bankruptcy Law with respect to the Company or any Note Guarantor or any Affiliate of the Company or any Note Guarantor, if the Company, a Note Guarantor or such Affiliate is then acting as Paying Agent, the Trustee shall replace the Company, such Note Guarantor or such Affiliate as Paying Agent.

Section 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Company shall furnish to the Trustee, in writing at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.6. Global Note Provisions.

(a) Each Global Note initially shall: (i) be registered in the name of DTC or the nominee of DTC, (ii) be delivered to the Note Custodian, and (iii) bear the appropriate legend, as set forth in Section 2.7 and Exhibit A. Any Global Note may be represented by more than one certificate. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Custodian, as provided in this Indenture.

(b) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Note Custodian under such Global Note, and DTC may be treated by the Company, the Trustee, the Paying Agent and the Registrar and any of their agents as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee, the Paying Agent or the Registrar or any of their agents from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of an owner of a beneficial interest in any Global Note. The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(c) Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Certificated Notes. Certificated Notes shall be issued to all owners of beneficial interests in a Global Note in exchange for such interests if:

(i) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice,

(ii) the Company executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchanged, or

(iii) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC.

In connection with the exchange of an entire Global Note for Certificated Notes pursuant to this paragraph (c), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and upon Company Order the Trustee shall authenticate and deliver to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Certificated Notes of authorized denominations.

(d) In connection with the exchange of a portion of a Certificated Note for a beneficial interest in a Global Note, the Trustee shall cancel such Certificated Note, and the Company shall execute, and the Trustee shall authenticate and deliver to the exchanging Holder, a new Certificated Note representing the principal amount not so exchanged.

Section 2.7. Legends.

(a) Each Global Note shall bear the legend specified therefor in Exhibit A on the face thereof.

(b) Each Restricted Note shall bear the private placement legend specified therefor in Exhibit A on the face thereof (together with, if applicable, the legend specified in paragraph (c) of this Section 2.7 (the “Private Placement Legend”)).

(c) Each Certificated Note that is a Restricted Note shall bear the legend specified therefor in Exhibit A on the face thereof.

Section 2.8. Transfer and Exchange.

(a) The following provisions shall apply with respect to any proposed transfer of an interest in a Rule 144A Global Note that is a Restricted Note:

(i) If the owner of a beneficial interest in a Rule 144A Global Note wishes to transfer such interest (or a portion thereof) to an IAI, (x) upon receipt by the Note Custodian and Registrar of:

(A) instructions from the Holder of the Rule 144A Global Note directing the Note Custodian and Registrar to issue one or more IAI Notes in the amounts specified to the transferee IAI and, debit or cause to be debited an equivalent amount of beneficial interest in the Rule 144A Global Note, and

(B) a certificate in the form of Exhibit C from the IAI transferee,

and (y) subject to the rules and procedures of DTC, the Note Custodian and Registrar shall:

(A) authenticate and deliver to the IAI transferee IAI Note(s) in an equivalent amount to the beneficial interest in the Rule 144A Global Note being transferred in accordance with the foregoing, and

(B) decrease the Rule 144A Global Note by such amount in accordance with the foregoing.

(ii) If (1) the owner of a beneficial interest in a Rule 144A Global Note wishes to transfer such interest (or portion thereof) to a Non-U.S. Person pursuant to Regulation S and (2) such Non-U.S. Person wishes to hold its interest in the Notes through a beneficial interest in the Regulation S Global Note, (x) upon receipt by the Note Custodian and Registrar of:

(A) instructions from the Holder of the Rule 144A Global Note directing the Note Custodian and Registrar to credit or cause to be credited a beneficial interest in the Regulation S Global Note equal to the principal amount of the beneficial interest in the Rule 144A Global Note to be transferred, and

(B) a certificate in the form of Exhibit D from the transferor,

and (y) subject to the rules and procedures of DTC, the Note Custodian and Registrar shall increase the Regulation S Global Note and decrease the Rule 144A Global Note by such amount in accordance with the foregoing.

(b) The following provisions shall apply with respect to any proposed transfer of an interest in a Regulation S Global Note prior to the expiration of the Distribution Compliance Period therefor:

(i) If the owner of a beneficial interest in a Regulation S Global Note wishes to transfer such interest (or a portion thereof) to an IAI, (x) upon receipt by the Note Custodian and Registrar of:

(A) instructions from the Holder of the Regulation S Global Note directing the Note Custodian and Registrar to issue one or more IAI Notes in specified amounts in the name of the transferee IAI, and debit or cause to be debited an equivalent amount of beneficial interest in the Regulation S Global Note, and

(B) a certificate in the form of Exhibit C from the IAI transferee,

and (y) subject to the rules and procedures of DTC, the Note Custodian and Registrar shall:

(1) authenticate and deliver to the IAI transferee IAI Note(s) in an equivalent amount to the beneficial interest in the Regulation S Global Note being transferred in accordance with the foregoing, and

(2) decrease the Regulation S Global Note for such amount in accordance with the foregoing.

(ii) If the owner of an interest in a Regulation S Global Note wishes to transfer such interest (or any portion thereof) to a QIB pursuant to Rule 144A, (x) upon receipt by the Note Custodian and Registrar of:

(A) instructions from the Holder of the Regulation S Global Note directing the Note Custodian and Registrar to credit or cause to be credited a beneficial interest in the Rule 144A Global Note equal to the principal amount of the beneficial interest in the Regulation S Global Note to be transferred, and

(B) a certificate in the form of Exhibit B duly executed by the transferor,

and (y) in accordance with the rules and procedures of DTC, the Note Custodian and Registrar shall increase the Rule 144A Global Note and decrease the Regulation S Global Note by such amount in accordance with the foregoing.

(c) The following provisions shall apply with respect to any proposed transfer of an IAI Note (or portion thereof) that is a Restricted Note:

(i) If the Holder of an IAI Note wishes to transfer such IAI Note (or a portion thereof) to a QIB pursuant to Rule 144A, (x) upon receipt by the Note Custodian and Registrar of:

(A) such IAI Note, duly endorsed as provided herein,

(B) instructions from such Holder directing the Note Custodian and Registrar to credit or cause to be credited a beneficial interest in the Rule 144A Global Note equal to the principal amount (or portion thereof) of such IAI Note to be transferred, and, if the entire principal amount of such IAI Note is not being transferred, to issue one or more IAI Notes to the transferor IAI in an amount equal to the principal amount not transferred, and

(C) a certificate in the form of Exhibit B duly executed by the transferor,

and (y) subject to the rules and procedures of DTC, the Note Custodian and Registrar shall:

(1) cancel the IAI Note delivered to it,

(2) increase the Rule 144A Global Note in accordance with the foregoing, and

(3) if applicable, issue to the IAI transferor one or more IAI Note(s) in accordance with the foregoing;

(ii) If the Holder of an IAI Note wishes to transfer such IAI Note (or any portion thereof) to an IAI, the Registrar shall authenticate and deliver IAI Note(s) to the appropriate IAI(s) upon receipt by Registrar of:

(A) such IAI Note, duly endorsed as provided herein,

(B) instructions from such Holder directing the Registrar to issue one or more IAI Notes in the amounts specified to the transferee IAI and, if the entire principal amount of such IAI Note is not being transferred, the transferor IAI in an amount equal to the principal amount not transferred, and

(C) a certificate in the form of Exhibit C duly executed by the transferee.

(iii) If (1) the Holder of an IAI Note wishes to transfer such IAI Note (or a portion thereof) to a Non-U.S. Person pursuant to Regulation S and (2) such Non-U.S. Person wishes to hold its interest in the Notes through a beneficial interest in the Regulation S Global Note, (x) upon receipt by the Note Custodian and Registrar of:

(A) such IAI Note, duly endorsed as provided herein,

(B) instructions from the Holder of such IAI Note directing the Registrar to credit or cause to be credited a beneficial interest in the Regulation S Global Note equal to the principal amount of the IAI Note (or portion thereof) to be transferred, and, if the entire principal amount of such IAI Note is not being transferred, to issue one or more IAI Notes to the transferor IAI in an amount equal to the principal amount not transferred, and

(C) a certificate in the form of Exhibit D from the transferor,

and (y) subject to the rules and procedures of DTC, the Note Custodian and Registrar shall:

(1) cancel the IAI Note delivered to it,

(2) increase the Regulation S Global Note for such amount in accordance with the foregoing, and

(3) if applicable, issue to the IAI transferor one or more IAI Note(s) in accordance with the foregoing.

(d) Other Transfers. Any transfer of Restricted Notes not described above (other than a transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a Certificated Note or a beneficial interest in another Global Note, which must be effected in accordance with applicable law and the rules and procedures of DTC, but is not subject to any procedure required by this Indenture) shall be made only upon receipt by the Registrar of such opinions of counsel, certificates and/or other information reasonably required by and satisfactory to it in order to ensure compliance with the Securities Act or in accordance with paragraph (e) of this Section 2.8.

(e) Use and Removal of Private Placement Legends. Upon the transfer, exchange or replacement of Notes (or beneficial interests in a Global Note) not bearing a Private Placement Legend, the Note Custodian and Registrar shall exchange such Notes (or beneficial interests) for beneficial interests in a Global Note (or Certificated Notes if they have been issued pursuant to Section 2.6(c)) that does not bear a Private Placement Legend. Upon the transfer, exchange or replacement of Notes (or beneficial interests in a Global Note) bearing a Private Placement Legend, the Note Custodian and Registrar shall deliver only Notes (or beneficial interests in a Global Note) that bear a Private Placement Legend unless:

(i) such Notes (or beneficial interests) are exchanged in a Registered Exchange Offer;

(ii) such Notes (or beneficial interests) are transferred pursuant to a Registration Statement;

(iii) such Notes (or beneficial interests) are transferred pursuant to Rule 144 upon delivery to the Registrar of a certificate of the transferor in the form of Exhibit E and an Opinion of Counsel reasonably satisfactory to the Registrar;

(iv) such Notes (or beneficial interests) are transferred, replaced or exchanged after the Resale Restriction Termination Date therefor; or

(v) in connection with such transfer, exchange or replacement the Registrar shall have received an Opinion of Counsel or other evidence reasonably satisfactory to it to the effect that neither such Private Placement Legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

The Private Placement Legend on any Note shall be removed at the request of the Holder on or after the Resale Restriction Termination Date therefor. The Holder of a Global Note may exchange an interest therein for an equivalent interest in a Global Note not bearing a Private Placement Legend (other than a Regulation S Global Note) upon transfer of such interest pursuant to any of clauses (i) through (v) of this paragraph (e). The Company shall deliver to the Trustee an Officers’ Certificate promptly upon effectiveness, withdrawal or suspension of any Registration Statement.

(f) Consolidation of Global Notes and Exchange of Certificated Notes for Beneficial Interests in Global Notes.

(i) If a Global Note not bearing a Private Placement Legend (other than a Regulation S Global Note) is outstanding at the time of a Registered Exchange Offer, any interests in a Global Note exchanged in such Registered Exchange Offer shall be exchanged for interests in such outstanding Global Note.

(ii) Upon the transfer or exchange (including pursuant to a Registered Exchange Offer) of any Certificated Note for which a Private Placement Legend would not be required pursuant to Section 2.8(e) following such transfer or exchange, such Certificated Note shall be exchanged for an interest in a Global Note (other than a Regulation S Global Note) not bearing a Private Placement Legend and, if no such Global Note is outstanding at such time, Company shall execute and upon Company Order the Trustee shall authenticate a Global Note not bearing a Private Placement Legend.

(iii) Nothing in this Indenture shall provide for the consolidation of any Notes with any other Notes to the extent that they constitute, as determined pursuant to an Opinion of Counsel, different classes of securities for U.S. federal income tax purposes.

(g) Retention of Documents. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Article II. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

(h) Execution, Authentication of Notes, etc.

(i) Subject to the other provisions of this Section 2.8, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided that any Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing. To permit registrations of transfers and exchanges and subject to the other terms and conditions of this Article II, the Company will execute and upon Company Order the Trustee will authenticate Certificated Notes and Global Notes at the Registrar’s or co-Registrar’s request. In accordance with the Issue Date Registration Rights Agreement, Company will execute and upon Company Order the Trustee will authenticate Exchange Notes or Private Exchange Notes, as the case may be, in exchange for Issue Date Notes.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to a Registered Exchange Offer or to Sections 2.10, 3.9, 3.10, 5.1 or 9.5).

(iii) The Registrar or co-Registrar shall not be required to register the transfer of or exchange of any Note during a period beginning: (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date.

(iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent, the Registrar or any co-Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-Registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(i) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of an interest in a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.9. Mutilated, Destroyed, Lost or Stolen Notes.

(a) If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall execute and upon Company Order the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an affidavit of loss and indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Registrar and any co-Registrar from any loss that any of them may suffer if a Note is replaced, and, in the absence of notice to the Company or the Trustee that such Note has been acquired by a bona fide purchaser, the Company shall execute and upon Company Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

(b) Upon the issuance of any new Note under this Section 2.9, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) in connection therewith.

(c) Every new Note issued pursuant to this Section 2.9 in exchange for any mutilated Note, or in lieu of any destroyed, lost or stolen Note, shall constitute an original additional contractual obligation of the Company, any Note Guarantor and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

Section 2.10. Temporary Notes. Until definitive Notes are ready for delivery, the Company may execute and upon Company Order the Trustee will authenticate temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company will prepare and execute and upon Company Order the Trustee will authenticate definitive Notes. After the preparation of definitive Notes, the temporary Notes will be exchangeable for definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company will execute and upon Company Order the Trustee will authenticate and make available for delivery in exchange therefor one or more definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of definitive Notes.

Section 2.11. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and dispose of cancelled Notes in accordance with its policy of disposal or return to the Company all Notes surrendered for registration of transfer, exchange, payment or cancellation. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange upon Company Order.

Section 2.12. Defaulted Interest. When any installment of interest becomes Defaulted Interest, such installment shall forthwith cease to be payable to the Holders in whose names the Notes were registered on the Record Date applicable to such installment of interest. Defaulted Interest (including any interest on such Defaulted Interest) shall be paid by the Company, at its election, as provided in clause (A) or (B) below.

(A) The Company may elect to make payment of any Defaulted Interest (including any interest on such Defaulted Interest) to the Holders in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest (a “Special Record Date”), which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Holders entitled to such Defaulted Interest as provided in this clause (A). Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest, which shall be not more than 15 calendar days and not less than ten calendar days prior to the date of the proposed payment and not less than ten calendar days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be sent, first-class mail, postage prepaid, to each Holder at such Holder’s address as it appears in the registration books of the Registrar, not less than ten calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the

Holders in whose names the Notes are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (B).

(B) Alternatively, the Company may make payment of any Defaulted Interest (including any interest on such Defaulted Interest) in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause (B), such manner of payment shall be deemed practicable by the Trustee.

Section 2.13. Add On Notes. The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture, without the consent of the Holders, create and issue pursuant to this Indenture an unlimited principal amount of Add On Notes having terms and conditions set forth in Exhibit A identical to those of the other Outstanding Notes, except that Add On Notes:

(i) may have a different issue date from other Outstanding Notes;

(ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other Outstanding Notes;

(iii) may have terms specified in the Add On Note Board Resolution or Add On Note Supplemental Indenture for such Add On Notes making appropriate adjustments to this Article II and Exhibit A (and related definitions) applicable to such Add On Notes in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws) and any registration rights or similar agreement applicable to such Add On Notes, which are not adverse in any material respect to the Holder of any Outstanding Notes (other than such Add On Notes); and

(iv) may be entitled to additional interest or liquidated damages as provided in Section 2.14 not applicable to other Outstanding Notes and may not be entitled to such additional interest or liquidated damages applicable to other Outstanding Notes.

Section 2.14. Additional Interest Under Registration Rights Agreements. Under certain circumstances, the Company may be obligated to pay additional interest or liquidated damages to Holders, all as and to the extent set forth in the Issue Date Registration Rights Agreement or any Registration Rights Agreement applicable to Add On Notes. The terms thereof are hereby incorporated herein by reference and such additional interest or liquidated damages is deemed to be interest for purposes of this Indenture.

ARTICLE III

COVENANTS

Section 3.1. Payment of Notes.

(a) The Company shall pay the principal of and interest (including Defaulted Interest) on the Notes in U.S. Legal Tender on the dates and in the manner provided in the Notes and in this Indenture. Prior to 10:00 a.m. New York City time on each Interest Payment Date and the Maturity Date, the Company shall deposit with the Paying Agent in immediately available funds U.S. Legal Tender sufficient to make cash payments due on such Interest Payment Date or Maturity Date, as the case may be. If the Company, a Note Guarantor or an Affiliate of the Company or a Note Guarantor is acting as Paying Agent, the Company, such Note Guarantor or such Affiliate shall, prior to 10:00 a.m. New York City time on each Interest Payment Date and the Maturity Date, segregate and hold in trust U.S. Legal Tender sufficient to make cash payments due on such Interest Payment Date or Maturity Date, as the case may be. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than the Company, a Note Guarantor or an Affiliate of the Company or a Note Guarantor) holds in accordance with this Indenture U.S. Legal Tender designated for and sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

(b) Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

Section 3.2. Maintenance of Office or Agency.

(a) The Company shall maintain each office or agency required under Section 2.3. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may also from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in The City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

Section 3.3. Corporate Existence. Subject to Article IV, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 3.4. Payment of Taxes and Other Claim. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or for which it or any of them is otherwise liable, or upon the income, profits or property of the Company or any Subsidiary and (ii) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a liability or Lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Company), are being maintained in accordance with GAAP or where the failure to effect such payment will not be disadvantageous to the Holders.

Section 3.5. Compliance Certificate. (a) The Company shall deliver to the Trustee within 120 calendar days after the end of each fiscal year of the Company an Officers’ Certificate that complies with TIA § 314(a)(4) stating that, in the course of the performance by the signers of their duties as Officers of the Company, they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default that occurred during such period. If they do, the certificate shall describe the Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

(b) So long as not contrary to the then-current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 3.18 hereof shall be accompanied by a written statement of the Company’s independent registered public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article III or Article IV hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

Section 3.6. Further Instruments and Acts. The Company and each Note Guarantor will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper or as the Trustee may reasonably request to carry out more effectively the purpose of this Indenture.

Section 3.7. Waiver of Stay, Extension or Usury Laws. The Company and each Note Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or such Note Guarantor from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture. The Company and each Note Guarantor hereby expressly waives (to the extent that it may lawfully do so) all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 3.8. [Reserved]

Section 3.9. Limitation on Asset Sales.

(a) The Company will not, and will not permit any of the Subsidiaries to, directly or indirectly, make an Asset Sale (except an Exempt Asset Sale, as defined below) unless:

(i) the Company (or such Subsidiary of the Company) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of, and in the case of a lease of assets, rent and other conditions which are no less favorable to the Company (or such Subsidiary) in any material respect than the then prevailing market conditions, evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers’ Certificate delivered to the Trustee, and

(ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided, however, that, in the event of an Asset Sale of any property or assets of the Company that are surplus from the standpoint of the Company as a whole, in the good faith determination of the Board of Directors of the Company (as evidenced by a resolution of such Board of Directors set forth in an Officers’ Certificate delivered to the Trustee), at least 60% of the consideration therefor received is in the form of cash or Cash Equivalents.

An “Exempt Asset Sale” means an Asset Sale on or after the Issue Date (i) the Net Proceeds of which plus the Net Proceeds of all other Asset Sales concurrently or previously made on or after the Issue Date do not exceed $25.0 million and (ii) the Net Proceeds of which plus the Net Proceeds of all other Asset Sales concurrently or previously made in the same fiscal year do not exceed $10.0 million.

(b) The Company may apply, and may permit its Subsidiaries to apply, Net Proceeds of an Asset Sale (other than an Exempt Asset Sale), at the Company’s option, within 365 days after the consummation of such an Asset Sale:

(i) to permanently reduce any Senior Debt (and to correspondingly reduce the commitments, if any);

(ii) to acquire another business or other long-term assets or make a capital expenditure, in each case, in, or used or useful in, the same or a similar line of business as the Company or any of its Subsidiaries were engaged in on the Issue Date and which has not been discontinued on or prior to the date of such acquisition or any reasonable extensions or expansions thereof (including the Capital Stock of another Person engaged in such business, provided that such other Person is, or immediately after giving effect to any such acquisition shall become, a Subsidiary of the Company or the Investment in such Person otherwise constitutes an Investment in a Joint Venture permitted by Section 3.12(c)); or

(iii) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking.

Pending the final application of any such Net Proceeds, the Company may (a) use such Net Proceeds to reduce temporarily any of its outstanding Indebtedness that ranks equal or ahead in right of payment with the Notes or, in the case of Net Proceeds of an Asset Sale by any Subsidiary of the Company, to reduce temporarily (i) any of the Company’s outstanding Indebtedness that ranks equal or ahead in right of payment with the Notes or (ii) any outstanding Indebtedness of such Subsidiary or (b) otherwise invest such Net Proceeds temporarily in Cash Equivalents.

(c) Any Net Proceeds from Asset Sales (other than Exempt Asset Sales) that are not applied as provided in Section 3.9(b) within 365 days after the consummation of such an Asset Sale will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of Notes then outstanding (an “Asset Sale Offer”) to purchase, on a pro rata basis, the principal amount of Notes equal in amount to the Excess Proceeds (and not just the amount thereof that exceeds $15.0 million), at a purchase price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the Asset Sale Offer Payment Date. The Company will mail on Asset Sale Offer Notice pursuant to this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select Notes to be purchased on a pro rata basis. If the aggregate principal amount of Notes tendered pursuant to such Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds following the completion of the Asset Sale Offer for general corporate purposes (subject to the other provisions of this Indenture), and the amount of Excess Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Sale.

(d) In the event of the transfer of substantially all (but not all) of the Company’s property and assets and its Subsidiaries as an entirety to a Person in a transaction permitted in Section 4.1, the successor corporation shall be deemed to have sold the Company’s properties and assets and those of the Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Subsidiaries deemed to be sold shall be deemed to be Net Proceeds for purposes of this Section 3.9.

(e) If at any time any non-cash consideration received by the Company or any Subsidiary in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant.

(f) The Company shall comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control or an Asset Sale.

(g) The Company may use Net Proceeds from Exempt Asset Sales for general corporate purposes (subject to the other provisions of this Indenture).

Section 3.10. Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment Date”).

(b) Within 30 days after the date of any Change of Control, the Company, or the Trustee at the Company’s request and expense, will mail by first-class mail, postage prepaid, a Change of Control Offer Notice to each Holder (with a copy to the Trustee, if sent by the Company) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes at the Change of Control Purchase Price and pursuant to the procedures required by this Indenture and described in such notice.

(c) The Change of Control Payment Date shall be a Business Day not less than 30 days nor more than 60 days after such notice is mailed. On the Change of Control Payment Date, the Company will:

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes so tendered together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(d) The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and deliver to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

(e) The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f) Prior to complying with this Section 3.10, but in any event no later 30 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this Section 3.10.

Section 3.11. Limitation on Issuance and Sale of Equity Interests of Subsidiaries.

The Company will not transfer, convey, sell, lease or otherwise dispose of, and will not permit any of its Subsidiaries to issue, transfer, convey, sell, lease or otherwise dispose of, any Equity Interests of any of its Subsidiaries to any Person (other than the Company or one of its Subsidiaries or, if necessary, shares of its Capital Stock constituting directors’ qualifying shares or issuances of shares of Capital Stock of foreign Subsidiaries to foreign nationals, to the extent required by applicable law), except:

(a) if, immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Subsidiary would no longer constitute a Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 3.12 if made on the date of such issuance or sale; and

(b) The Company or such Subsidiary comply with Section 3.9.

Section 3.12. Limitation on Restricted Payments. (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions:

(i) declare or pay any dividend or make any distribution of any kind or character (whether in cash, securities or other property) on account of any class of the Company’s or any of its Subsidiaries’ Equity Interests or to the holders thereof (including, without limitation, any payment to the Company’s stockholders in connection with a merger or consolidation involving the Company), other than (a) dividends or distributions payable solely in the Company’s Equity Interests (other than Disqualified Stock) or (b) dividends or distributions payable solely to the Company or any of its Subsidiaries and, if such Subsidiary is not a Wholly Owned Subsidiary of the Company, payable simultaneously to its minority shareholders on a pro rata basis;

(ii) purchase, repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Subsidiary of the Company);

(iii) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Note Guarantor that is subordinated to the Notes or the relevant Note Guarantee prior to any scheduled repayment date, sinking fund payment date or final maturity date, except the purchase, redemption or acquisition by the Company of Indebtedness of the Company or any Note Guarantor through the issuance in exchange therefor of the Company’s Equity Interests (other than Disqualified Stock); or

(iv) make any Investment (other than Permitted Investments) (all such payments and other actions set forth in clauses (i) through (iv) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in Section 3.13(a)(i); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by the Company and its Subsidiaries on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv) and (v) of Section 3.12(b) and excluding Restricted Payments permitted by Section 3.12(c)), is less than the sum of:

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(2) 100% of the aggregate net cash proceeds received by the Company from the issue or sale after the Issue Date of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(3) with respect to Investments (other than Permitted Investments) made by the Company and its Subsidiaries after the Issue Date, an amount equal to the net reduction in such Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case, to the Company or any of its Subsidiaries or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) or from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee), not to exceed, in each case, the amount of such Investments previously made by the Company or any of its Subsidiaries in such Person or Subsidiary after the Issue Date.

(b) Clauses (B) and (C) of Section 3.12(a), however, will not prohibit (i) the payment of any dividend on any class of Capital Stock of the Company or any of its Subsidiaries, within 60 days after the date of declaration thereof, if on the date when such dividend was declared such payment would have complied with the provisions of this Indenture; (ii) the making of any Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock), provided that any net cash proceeds that are used for any such Investment, and any Net Income resulting therefrom, shall be excluded from clause (C) of Section 3.12(a) above; (iii) the redemption, repurchase or other acquisition or retirement of any Equity Interest in the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that any net cash proceeds that are used for such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clause (C) of Section 3.12(a) above; (iv) the defeasance, redemption or repurchase of Indebtedness that is subordinated to the Notes or any Note Guarantees, as the case may be, with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided that any net cash proceeds that are used for any such defeasance, redemption or repurchase shall be excluded from clause (C) of Section 3.12(a) above; (v) the redemption or repurchase of any or all of the Debentures; or (vi) Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (vi), does not exceed $35.0 million.

(c) Clause (C) of Section 3.12(a), however, will not prohibit the Company or any of its Subsidiaries from making any Investment in Joint Ventures in the tobacco business on or after the Issue Date, provided that the amount of any such Investment, together with the aggregate amount of all other such Investments in Joint Ventures made on or after the Issue Date, shall not at any time exceed 15% of the Consolidated Tangible Net Worth of the Company as of the last day of the quarterly period most recently ended prior to the date of such Investment for which internal financial statements of the Company are available.

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 3.12 were computed, which calculations may be based upon the Company’s latest available internal financial statements.

Section 3.13. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Note Guarantor may incur Indebtedness (including Acquired Indebtedness) and the Company may issue shares of Disqualified Stock if:

(i) the Consolidated Interest Coverage Ratio of the Company for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1.0 from the Issue Date through and including the day before the second anniversary of the Issue Date and 2.5 to 1.0 thereafter, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

(ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided that no Guarantee may be incurred pursuant to this paragraph, unless the Guaranteed Indebtedness is incurred by the Company pursuant to this paragraph.

(b) The foregoing provisions will not apply to:

(i) the incurrence by the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, any outstanding Indebtedness incurred pursuant to the first paragraph of this covenant or clause (ii) or (x) below;

(ii) the incurrence by the Company of Indebtedness represented by (a) the Notes issued on the Issue Date and exchange notes issued therefor and (b) the Senior Subordinated Notes issued on the Issue Date and exchange notes issued therefor;

(iii) the incurrence by the Company or any of its Subsidiaries of Indebtedness under the Credit Facilities in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed $500.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount of such Indebtedness (and to correspondingly reduce the commitments, if any, with respect thereto) pursuant to Section 3.9;

(iv) the incurrence by the Company or any of its Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding not to exceed the sum of (A) 50% of Eligible Inventory, plus (B) 50% of Permitted Advances on Purchase of Tobacco, plus (C) 85% of Eligible Receivables;

(v) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Purchase Money Obligations or Capital Lease Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary, or any Permitted Refinancing Indebtedness in respect thereof; provided that (a) the aggregate principal amount of any such Indebtedness does not exceed 100% of the purchase price or cost of the property to which such Indebtedness relates, (b) the Indebtedness is incurred within 180 days (or 360 days, in the case of such Indebtedness incurred to finance property used in the business of any of the Company’s Subsidiaries that is not organized under the laws of the United States of America, any state thereof or the District of Columbia) of the acquisition, construction or improvement of such property and (c) the aggregate principal amount of such Indebtedness outstanding, together with the aggregate principal amount of “Attributable Indebtedness” permissibly incurred under the indenture governing the Senior Notes with respect to Sale and Leaseback Transactions, at any time shall not exceed $30.0 million;

(vi) (a) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness owing to the Company or any of its Subsidiaries, or (b) the incurrence by the Company or any of its Subsidiaries of Indebtedness in an aggregate principal amount outstanding at any time not to exceed $5.0 million for the purpose of making advances to Subsidiaries of the Company or to Joint Ventures in which the Company or any of its Subsidiaries owns an interest; provided that Indebtedness may be incurred pursuant to clause (b) only if and to the extent that the Investment constituting such Indebtedness shall be permitted pursuant to Section 3.12; and provided further that, for purposes of clauses (a) and (b), (I) in the case of Indebtedness of the Company or any Note Guarantor, such obligations and any trade payables owed by the Company or such Note Guarantor to any of the Company’s Subsidiaries shall be unsecured and subordinated in case of an Event of Default in all respects to the Company’s or such Note Guarantor’s obligations pursuant to the Notes; and (II)(X) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary of the Company and (Y) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, to which this clause (vi) no longer applies;

(vii) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations;

(viii) the incurrence by the Company or any of its Subsidiaries of Indebtedness with respect to letters of credit issued to customers to secure an obligation to deliver tobacco for which the customer has prepaid the purchase price in cash, but only to the extent of the amount of such cash prepayment; provided that, upon any drawing under such letter of credit, the amount of such drawing shall no longer constitute Indebtedness permitted under this clause (viii);

(ix) the Guarantee by the Company or any of its Subsidiaries of Indebtedness of the Company or another Subsidiary of the Company that was permitted to be incurred under another provisions of this Section 3.13;

(x) Existing Indebtedness;

(xi) Attributable Indebtedness with respect to Sale and Leaseback Transactions; or

(xii) the incurrence by the Company or any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $30.0 million.

Section 3.14. Liens.

The Company shall not, and shall not permit any Note Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any of the Company’s or any Note Guarantor’s assets, now owned or hereafter acquired, securing any Indebtedness unless the Notes, in the case of the Company, or the relevant Note Guarantee, in the case of the Note Guarantors, are secured equally and ratably with such other Indebtedness; provided that, if such Indebtedness is by its terms subordinated to the Notes or the relevant Note Guarantees, the Lien securing such subordinated or junior Indebtedness shall be subordinate and junior to the Lien securing the Notes or the relevant Note Guarantees with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Notes or the relevant Note Guarantees. The foregoing restrictions shall not apply to the following Liens:

(i) Liens securing only Existing Indebtedness, in an aggregate principal amount not greater than $3.2 million;

(ii) Liens securing the Notes or Note Guarantees;

(iii) Liens on the assets of the Company and any Note Guarantor securing Senior Debt (including, without limitation, the Credit Agreement) that is permitted by the terms of this Indenture to be incurred;

(iv) Liens in favor of the Company;

(v) Liens to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of the property subject to such Liens and permitted by the provisions of this Indentures described above under clause (v) of Section 3.13(b); provided that such Lien does not extend to or cover any property other than such item of property and any improvements on such item;

(vi) Liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation or contemplation of such acquisition or the financing of such acquisition and securing Acquired Indebtedness); provided that such Lien does not extend to or cover any property other than such item of property and any improvements on such item;

(vii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Note Guarantor (and not created in anticipation or contemplation thereof) and securing Acquired Indebtedness; provided that such Lien does not extend to or cover any property other than such item of property and any improvements on such item;

(viii) Liens on cash or Cash Equivalents securing Hedging Obligations of the Company or any Note Guarantor Subsidiaries;

(ix) Liens securing Attributable Indebtedness of the Company incurred with respect to Sale and Leaseback Transactions; provided that such Lien does not extend to or cover any property other than the property sold and leased back pursuant to such Sale and Leaseback Transaction;

(x) Liens given to secure Indebtedness owing to life insurance companies (or affiliates thereof) issuing life insurance policies in connection with Split-Dollar Programs, incurred to finance non-scheduled premiums paid by the Company or any Note Guarantor under such policies pursuant to agreements executed in connection with such Split-Dollar Programs, provided that in connection with any Split-Dollar Programs such Liens shall be limited to the Company’s or such Note Guarantor’s right, title and interest in and to (A) the life insurance policies assigned to the Company or any Note Guarantor as collateral in connection with such Split-Dollar Programs and (B) all agreements executed in connection with such programs;

(xi) Liens securing obligations that do not exceed $10.0 million in the aggregate at any one time outstanding; and

(xii) Liens to secure Permitted Refinancing Indebtedness of any Indebtedness secured by Liens referred to in clause (i), (iii), (v), (vi), (vii) and (xi) so long as such Lien does not extend to any other property.

Section 3.15. Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any of the Company’s Subsidiaries to

(i) (a) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness or other obligation owed to the Company or any of its Subsidiaries;

(ii) make loans or advances to the Company or any of its Subsidiaries;

(iii) sell, lease or transfer any of its properties or assets to the Company or any of its Subsidiaries; or

(iv) Guarantee the obligations of the Company evidenced by the Notes or any renewals, refinancings, exchanges, refundings or extensions thereof,

except for such encumbrances or restrictions existing under or by reason of (a) (X) this Indenture and the Notes and (Y) the Senior Notes and the related indenture, (b) applicable law, (c) the Credit Agreement, Existing Indebtedness or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements (such replacements being deemed to include, solely with respect to Seasonal Subsidiary Debt, the entering into by any of the Company’s Subsidiaries of agreements with respect to new Seasonal Subsidiary Debt replacing other Seasonal Subsidiary Debt following its maturity) or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive in any material respect, taken as a whole, than those in effect on the date of this Indenture (in the good faith determination of the Treasurer of the Company), (d) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Net Income of such Person is not taken into account in determining whether such acquisition was permitted by the terms of this Indenture, (e) any document or instrument governing Indebtedness incurred pursuant to clause (v) or (xi) of Section 3.13(b), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (f) Permitted Refinancing Indebtedness of Indebtedness described in clause (d) hereof, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (in the good faith determination of the Treasurer of the Company).

Section 3.16. Limitation on Senior Subordinated Debt.

The Company will not incur any Indebtedness that is subordinate in right of payment to any Senior Debt of the Company unless it is pari passu or subordinate in right of payment to the Notes. No Note Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Note Guarantor unless it is pari passu or subordinate in right of payment to such Note Guarantor’s Note Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Note Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect of such other Indebtedness of the Company or any Note Guarantor or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Section 3.17. Transactions with Affiliates.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, after the Issue Date, in any one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties, assets or services to, or make any payment to, or purchase any property, assets or services from, or enter into or make any agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), other than Exempt Affiliate Transactions, unless:

(i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Subsidiary than those that would have been obtained in a comparable arm’s length transaction by the Company or such Subsidiary with a Person that is not an Affiliate; and

(ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction entered into after the Issue Date involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10.0 million, a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

“Independent Financial Advisor” means a nationally recognized accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company.

Section 3.18. Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes and to broker-dealers making a market in the Notes, and file with the Trustee, within 15 days after the Company is, or would have been, required to file such with the SEC:

(i) all quarterly and annual financial information that is or would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company is or were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s independent registered public accountants; and

(ii) all current reports that are or would be required to be filed with the SEC on Form 8-K if the Company is or were required to file such reports.

(b) Whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon written request.

(c) At any time when the Company is not current in its reporting obligations, the Company will make available, upon request, to any holder and prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.

Section 3.19. Payments for Consent.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes, unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ARTICLE IV

SURVIVING ENTITY

Section 4.1. Merger, Consolidation and Sale of Assets.

(a) The Company will not, and will not permit any of its Subsidiaries to, in a single transaction or series of related transactions, consolidate or merge with or into (other than the consolidation or merger of a Subsidiary of the Company with or into the Company or another Subsidiary of the Company), whether or not the Company or such Subsidiary is the surviving corporation, or directly and/or indirectly through the Company’s Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole) in one or more related transactions to, another corporation, Person or entity unless:

(i) either (A) the Company, in the case of a transaction involving the Company, or such Subsidiary, in the case of a transaction involving any of the Company’s Subsidiaries, is the surviving corporation or (B) in the case of a transaction involving the Company, the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States of America, any state thereof or the District of Columbia or Bermuda and expressly assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee (the “Surviving Entity”);

(ii) immediately prior to and after such transaction no Default or Event of Default exists;

(iii) the Company or, if other than the Company, the entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have a

Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in Section 3.13(a);

(iv) if, as a result of any such transaction, property or assets of the Company would become subject to a Lien securing Indebtedness not excepted from the provisions of this Indenture pursuant to Section 3.14, the Company or the surviving entity, as the case may be, shall have secured the Notes as required by such provisions;

(v) each Note Guarantor (including Persons that become Note Guarantors as a result of the transaction) shall have confirmed by supplemental indenture that its Note Guarantee shall apply for the Obligations of the surviving entity in respect of this Indenture and the Notes; and

(vi) the Company shall have delivered to the Trustee an Officers’ Certificate and, except in the case of a merger of any of the Company’s Subsidiaries into the Company or into a Subsidiary of the Company, an Opinion of Counsel, each stating that such consolidation, merger, conveyance, lease or disposition and any supplemental indenture with respect thereto, comply with all of the terms of this covenant and that all conditions precedent provided for in this provision relating to such transaction or series of transactions have been complied with.

(b) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c) Each Note Guarantor will not, and the Company will not cause or permit any Note Guarantor to, consolidate with or merge into, or sell or dispose of all or substantially all of its assets to, any Person (other than the Company) that is not a Note Guarantor unless:

(i) such Person (if such Person is the surviving entity) assumes all of the obligations of such Note Guarantor in respect of its Note Guarantee by executing a supplemental indenture and providing the Trustee with an Officers’ Certificate and Opinion of Counsel, and such transaction is otherwise in compliance with this Indenture;

(ii) the Note Guarantor of such Note Guarantee is to be released as provided under “Note Guarantees;” or

(iii) such sale or other disposition of substantially all of such Note Guarantor’s assets is made in accordance with Section 3.9.

(d) In the event that the Surviving Entity under this Section 4.1 is organized or existing under Bermuda law:

(i) each payment by the Company under this Indenture or the Notes shall, except as required by law, be made without withholding or deduction for or on account of any Taxes (as defined in Section 4.1(d)(iv)) imposed by Bermuda or any political subdivision or taxing authority thereof or therein. If any Taxes are required to be withheld or deducted from any such payment, the Company shall pay such additional amounts as may be necessary to ensure that the net amount actually received by a Holder after such withholding or deduction is equal to the amount that the Holder would have received had no such withholding or deduction been required, provided, however, that no such additional amounts shall be payable in respect of any Taxes imposed by reason of the Holder’s failure to comply with the provisions of Section 4.1(d)(iii);

(ii) the Company shall pay all Taxes referred to in Section 4.1(d)(i) before penalties are payable or interest accrues thereon, but if any such penalties are payable or interest accrues, the Company shall make payment thereof when due to the appropriate governmental authority. Within 30 days after each such payment of Taxes, the Company shall deliver to the Holders an official receipt or a certified copy thereof evidencing such payment, or, if no such receipt is issued to the Company, such other written evidence of such payment as the Company and the Trustee agree is appropriate;

(iii) the Holders agree to comply with any certification, identification, information, documentation or other reporting requirement if (a) such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any Taxes for which the Company is required to pay additional amounts pursuant to Section 4.1(d)(i) hereof and (b) at least 30 days prior to the first payment date with respect to which the Company shall apply this clause (iii), the Company shall have notified the Holder that the Holder will be required to comply with such requirement; and

(iv) for purposes of Sections 4.1(d)(i), (ii) and (iii), “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by Bermuda or any political subdivision or taxing authority thereof or therein.

ARTICLE V

OPTIONAL REDEMPTION OF NOTES; PURCHASES UPON A CHANGE OF CONTROL

Section 5.1. Optional Redemption. The Company may redeem the Notes, as a whole or from time to time in part, subject to the conditions and at the redemption prices specified in the form of Notes in Exhibit A.

Section 5.2. Election to Redeem. The Company shall evidence its election to redeem any Notes pursuant to Section 5.1 by a Board Resolution.

Section 5.3. Notice of Redemption.

(a) The Company shall give or cause the Trustee to give notice of redemption, which shall be mailed by first class mail at least 30 days but not more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed at its registered address. If the Company itself gives the notice, it shall also deliver a copy to the Trustee.

(b) If either (i) the Company is not redeeming all Outstanding Notes, or (ii) the Company elects to have the Trustee give notice of redemption, then the Company shall deliver to the Trustee, at least 45 days prior to the Redemption Date (unless the Trustee is satisfied with a shorter period), an Officers’ Certificate requesting that the Trustee select the Notes to be redeemed and/or give notice of redemption and setting forth the information required by paragraph (c) of this Section 5.3 (with the exception of the identification of the particular Notes, or portions of the particular Notes, to be redeemed in the case of a partial redemption). If the Company elects to have the Trustee give notice of redemption, the Trustee shall give the notice in the name of the Company and at the Company’s expense.

(c) All notices of redemption shall state:

(1) the Redemption Date,

(2) the redemption price (or, in the case of a redemption pursuant to the second paragraph (Make-Whole Redemption) of Section(5) of Exhibit A, the formula for calculating the redemption price) and the amount of any accrued interest payable as provided in Section 5.6,

(3) whether or not the Company is redeeming all Outstanding Notes,

(4) if the Company is not redeeming all Outstanding Notes, the aggregate principal amount of Notes that the Company is redeeming and the aggregate principal amount of Notes that will be outstanding after the partial redemption, as well as the identification of the particular Notes, or portions of the particular Notes, that the Company is redeeming,

(5) if the Company is redeeming only part of a Note, the notice that relates to that Note shall state that on and after the Redemption Date, upon surrender of that Note, the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount of the Note remaining unredeemed,

(6) that on the Redemption Date the redemption price and any accrued interest payable to the Redemption Date as provided in Section 5.6 will become due and payable in respect of each Note, or the portion of each Note, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on each Note, or the portion of each Note, to be redeemed, will cease to accrue on and after the Redemption Date,

(7) the place or places where a Holder must surrender the Holder’s Notes for payment of the redemption price, and

(8) the CUSIP or ISIN number, if any, listed in the notice or printed on the Notes, and that no representation is made as to the accuracy or correctness of such CUSIP or ISIN number.

Section 5.4. Selection of Notes to Be Redeemed in Part. (a) If the Company is not redeeming all Outstanding Notes, the Trustee (or the Paying Agent if the Trustee is not the Paying Agent) shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. The Trustee shall make the selection from the Outstanding Notes not previously called for redemption. The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount of the Notes to be redeemed. In the event of a partial redemption by lot, the Trustee shall select the particular Notes to be redeemed not less than 30 nor more than 60 days prior to the relevant Redemption Date from the Outstanding Notes not previously called for redemption. The Company may redeem Notes in denominations of $1,000 only in whole. The Trustee may select for redemption portions (equal to $1,000 or any integral multiple of $1,000) of the principal of Notes that have denominations larger than $1,000.

(b) For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of that Note which has been or is to be redeemed.

Section 5.5. Deposit of Redemption Price. Prior to 10:00 a.m. New York City time on the relevant Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money in immediately available funds sufficient to pay the redemption price of, and accrued interest on, all the Notes that the Company is redeeming on that date.

Section 5.6. Notes Payable on Redemption Date. If the Company, or the Trustee on behalf of the Company, gives notice of redemption in accordance with this Article V, the Notes, or the portions of Notes, called for redemption, shall, on the Redemption Date, become due and payable at the redemption price specified in the notice (together with accrued interest, if any, to the Redemption Date), and from and after the Redemption Date (unless the Company shall default in the payment of the redemption price and accrued interest) the Notes or the portions of Notes shall cease to bear interest. Upon surrender of any Note for redemption in accordance with the notice, the Company shall pay the Notes at the redemption price, together with accrued interest, if any, to the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). If the Company shall fail to pay any Note called for redemption upon its surrender for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

Section 5.7. Unredeemed Portions of Partially Redeemed Note. Upon surrender of a Note that is to be redeemed in part, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of the Note at the expense of the

Company, a new Note or Notes, of any authorized denomination as requested by the Holder, in an aggregate principal amount equal to, and in exchange for, the unredeemed portion of the principal of the Note surrendered, provided that each new Note will be in a principal amount of $1,000 or integral multiple of $1,000.

Section 5.8. Mandatory Redemption. The Company shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.1. Events of Default.

(a) The following are “Events of Default”:

(i) default for 30 days in the payment when due of interest on the Notes, whether or not prohibited by Article XI of this Indenture;

(ii) default in payment when due of the principal of or premium, if any, on the Notes, whether or not prohibited by Article XI of this Indenture;

(iii) failure by the Company to comply with Article XI, Sections 3.9, 3.10, 3.11, 3.12, 3.13, 4.1 or 10.1;

(iv) failure by the Company to comply with any of its agreements or covenants other than those described in clauses (i), (ii) and (iii) in this Indenture or in the Notes for 30 days after written notice by the Trustee or Holders of at least 25% of the aggregate principal amount of the Notes outstanding;

(v) default under any mortgage, indenture (including, without limitation, the indenture governing the Senior Notes) or instrument (including, without limitation, the Credit Agreement) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of such Indebtedness at final maturity thereof (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness as to which there has been a Payment Default or the maturity of which has been so accelerated, exceeds in the aggregate $15.0 million;

(vi) the rendering after the Issue Date of a final judgment or judgments or an order or orders against the Company or any of its Subsidiaries for the payment of money not fully covered by insurance in an amount in excess of $15.0 million in the aggregate and either:

(A) a creditor commences an enforcement proceeding upon any such judgment or order; or

(B) any such judgment or order remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal has expired;

(vii) a Bankruptcy Law Event of Default or the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(viii) except as permitted by this Indenture, any Note Guarantee is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Note Guarantor, or any Person acting on behalf of any Note Guarantor, denies or disaffirms such Note Guarantor’s obligations under its Note Guarantee; or

(ix) failure by the Company to redeem or repurchase the Debentures within 60 days after the Issue Date.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(b) The Company shall deliver to the Trustee upon becoming aware of any Default or Event of Default a written statement in the form of an Officers’ Certificate specifying such Default or Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

Section 6.2. Acceleration. If any Event of Default (other than an Event of Default specified in Section 6.1(a)(vii)) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of all of the then Outstanding Notes may declare by written notice to the Company all the Notes to be due and payable immediately. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of principal, interest or premium that have become due solely because of such acceleration, have been cured or waived as provided in this Indenture. In the case of an Event of Default specified in Section 6.1(a)(vii), all Outstanding Notes will become due and payable without any declaration or other act by the Trustee or any Holder.

Section 6.3. Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.4. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then Outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default (a) in the payment of interest or premium (if any) on, or the principal of, any Note (other than a payment default resulting from an acceleration that has been rescinded) or (b) in respect of a provision hereof which under Section 9.2 cannot be amended or waived without the consent of the Holder of each Outstanding Note.

Section 6.5. Control by Majority. Subject to Section 7.1(i), the Holders of a majority in principal amount of the then Outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

Section 6.6. Limitation on Suits. No Holder of any Note will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 30 days. However, such restrictions do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the interest and premium (if any) on, or principal of, such Note on or after the respective due dates expressed in such Note.

Section 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of or interest on the Notes held by such Holder, on or after the respective due dates, Redemption Dates or repurchase date expressed in this Indenture or the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a)(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company and each Note Guarantor for the whole amount then due and owing (together with applicable interest on any overdue principal and, to the extent lawful, interest on overdue interest) and the amounts provided for in Section 7.7.

Section 6.9. Trustee May File Proofs of Claim, etc.

(a) The Trustee may (irrespective of whether the principal of the Notes is then due):

(i) file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders under this Indenture and the Notes allowed in any bankruptcy, insolvency, liquidation or other judicial proceedings relative to the Company, any Note Guarantor or any Subsidiary of the Company or their respective creditors or properties; and

(ii) collect and receive any moneys or other property payable or deliverable in respect of any such claims and distribute them in accordance with this Indenture.

Any receiver, trustee, liquidator, sequestrator (or other similar official) in any such proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due to the Trustee pursuant to Section 7.7.

(b) Nothing in this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee and the Registrar and Paying Agent for amounts due under Section 7.7;

SECOND: if the Holders proceed against the Company directly without the Trustee in accordance with this Indenture, to Holders for their collection costs;

THIRD: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

FOURTH: to the Company or, to the extent the Trustee collects any amount pursuant to Article X from any Note Guarantor, to such Note Guarantor, or to such party as a court of competent jurisdiction shall direct.

The Trustee may, upon notice to the Company, fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. The foregoing provisions of Section 6.11 shall not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in principal amount of Outstanding Notes.

ARTICLE VII

TRUSTEE, REGISTRAR AND PAYING AGENT

Section 7.1. Duties of Trustee.

(a) If a Default or an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b) Except during the continuance of a Default or an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this paragraph (c) shall not limit the effect of paragraph (b) of this Section 7.1;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.2, 6.4 or 6.5.

(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article VII and to the provisions of the TIA.

(h) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(i) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

(j) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(k) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(l) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

Section 7.2. Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may rely on any document reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute gross negligence.

(e) If the Trustee shall determine, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney.

(f) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Note Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

Section 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.5. Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall mail to each Holder notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note, if any), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.6. Reports by Trustee to Holders. The Trustee shall comply with TIA § 313. The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

Section 7.7. Compensation and Indemnity.

(a) The Company shall pay to the Trustee, the Registrar and Paying Agent from time to time reasonable compensation for their acceptance of this Indenture and services hereunder as the Company and the Trustee or the Registrar or the Paying Agent shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee, the Registrar and the Paying Agent upon request for all reasonable out-of-pocket expenses incurred or made by any of them, including costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel retained by the Trustee and the Registrar and Paying Agent in connection with the delivery of an Opinion of Counsel or otherwise, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of agents, counsel, accountants and experts of the Trustee and the Registrar and Paying Agent.

(b) The Company and the Note Guarantors shall jointly and severally indemnify the Trustee, the Registrar and the Paying Agent against any and all loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred by any of them without negligence, willful misconduct or bad faith on its part in connection with the acceptance and administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and of defending themselves against any claims (whether asserted by any Holder, the Company, any Note Guarantor or otherwise). The Trustee, the Registrar and the Paying Agent shall notify the Company promptly of any claim for which they may seek indemnity. Failure by the Trustee, the Registrar or the Paying Agent to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee, the Registrar and the Paying Agent may have separate counsel and the Company shall pay the fees and expenses of such counsel, provided that the Company shall not be required to pay such fees and expenses if it assumes the defense of the Trustee, the Registrar or the Paying Agent, and, in the reasonable judgment of outside counsel to the Trustee or the Registrar or the Paying Agent, as the case may be, there is no conflict of interest between the Company and the Trustee or the Registrar or the Paying Agent in connection with such defense. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee, the Registrar or the Paying Agent through its own negligence, willful misconduct or bad faith.

(c) To secure the Company’s payment obligations in this Section 7.7, the Trustee, on behalf of itself, the Registrar and the Paying Agent, shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The rights of the Trustee, the Registrar and the

Paying Agent to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Company.

(d) The Company’s payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture and the resignation or removal of the Trustee, the Registrar or the Paying Agent. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.1(a)(vii), the expenses are intended to constitute expenses of administration under any Bankruptcy Law; provided, however, that this shall not affect the Trustee’s rights as set forth in this Section 7.7 or Section 6.10.

Section 7.8. Replacement of Trustee.

(a) The Trustee may resign at any time by so notifying the Company. The Holders of a majority in principal amount of the Outstanding Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee reasonably acceptable to the Company. The Company shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Outstanding Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Outstanding Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

Section 7.9. Successor Trustee by Merger.

(a) If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

(b) In case at the time such successor or successors to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA § 310(a). The Trustee shall have a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

Section 7.11. Preferential Collection of Claims Against Company. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF INDENTURE

Section 8.1. Legal Defeasance and Covenant Defeasance.

(a) The Company may, at its option, at any time, elect to have either paragraph (b) or (c) of this Section 8.1 applied to all Outstanding Notes upon compliance with the conditions set forth in Section 8.2.

(b) Upon the Company’s exercise under paragraph (a) of this Section 8.1 of the option applicable to this paragraph (b), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.2, be deemed to have been discharged from its obligations with respect to all Outstanding Notes on the date all of the conditions set forth in Section 8.2 (including Section 8.2(iv)(b)) are satisfied (hereinafter, “Legal Defeasance”). For this purpose,

Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Notes, which shall thereafter be deemed to be outstanding only for the purposes of Section 8.3 and the other Sections of this Indenture referred to in clause (i) or (ii) of this paragraph (b), and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders of Outstanding Notes to receive solely from the trust fund described in Section 8.3, and as more fully set forth in Section 8.3, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,

(ii) the Company’s obligations with respect to such Notes under Article II and Section 3.2,

(iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith, and

(iv) this Article VIII.

Subject to compliance with this Article VIII, the Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) of this Section 8.1.

(c) Upon the Company’s exercise under paragraph (a) of this Section 8.1 of the option applicable to this paragraph (c), the Company shall, subject to the satisfaction of the applicable conditions set forth in Section 8.2, be released from its obligations under the covenants contained in Sections 3.9 through 3.18, and 4.1(a)(iii) and (iv) and with respect to the Outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Sections 4.1, 6.1(a)(iii), (iv), (v), (vi), (viii) and 6.2, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

Section 8.2. Conditions to Defeasance. The Company may exercise its Legal Defeasance option or its Covenant Defeasance option only if:

(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars or U.S. Government Obligations

(or a combination thereof) in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent registered public accountants, to pay the interest or premium (if any) on, or principal of, the then Outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States acceptable to the Trustee confirming that the Holders of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default or Event of Default shall have occurred and be continuing on (a) the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), or (b) in the case of Legal Defeasance, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(vi) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(vii) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(viii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(ix) such Legal Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company under the Investment Company Act of 1940, as amended, unless such trust shall be registered under such act or exempt from registration thereunder.

Section 8.3. Application of Trust Money. The Trustee shall hold in trust U.S. Legal Tender or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the U.S. Legal Tender from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

Section 8.4. Repayment to Company.

(a) The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them upon payment of all the obligations under this Indenture.

(b) Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

Section 8.5. Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

Section 8.6. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender or U.S. Government Obligations held by the Trustee or Paying Agent.

Section 8.7. Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture, and obligations of the Company pursuant to Section 7.7 of this Indenture) as to all Outstanding Notes when:

(a) either:

(1) all the Notes theretofore executed, authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or

(2) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, and the Company has irrevocably deposited or caused to be deposited with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of and interest on the Notes to the date of deposit, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment;

(b) the Company has paid all other sums payable under this Indenture and the Notes by the Company; and

(c) the Company has delivered to the Trustee an Officers’ Certificate stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

ARTICLE IX

AMENDMENTS, SUPPLEMENT AND WAIVER

Section 9.1. Without Consent of Holders.

(a) The Company, the Note Guarantors and the Trustee may amend this Indenture or the Notes without notice to or consent of any Holder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to comply with Article IV in respect of the assumption by a Surviving Entity of the obligations of the Company under the Notes and this Indenture;

(3) to provide for uncertificated Notes in addition to or in place of Certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4) to add Note Guarantees with respect to the Notes or to secure the Notes;

(5) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

(6) to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;

(7) to make any change that would provide any additional rights or benefits to the Holders of Notes;

(8) to make any change that does not adversely affect the rights of any Holder in any material respect;

(9) to provide for the issuance of the Exchange Notes and Private Exchange Notes, which will have terms substantially identical to the other Outstanding Notes except for the requirement of a Private Placement Legend and related transfer restrictions under the Securities Act and this Indenture and as to the applicability of additional interest payable as provided in Section 2.14, and which will be treated, together with any other Outstanding Notes, as a single issue of securities; or

(10) to provide for the issuance of Add On Notes as permitted by Sections 2.2(c) and 2.13, which will have terms substantially identical to the other Outstanding Notes except as specified in Section 2.13 or 2.14, and which will be treated, together with any other Outstanding Notes, as a single issue of securities.

(b) After an amendment under this Section 9.1 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.1.

Section 9.2. With Consent of Holders.

(a) The Company, the Note Guarantors and the Trustee may amend this Indenture or the Notes without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). However, without the consent of each Holder affected, an amendment may not:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or premium on or change or have the effect of changing the fixed maturity of any Notes or alter the provisions with respect to the redemption of the Notes (except as provided for with respect to Sections 3.9 and 3.10 hereof);

(3) reduce the rate of or change or have the effect of changing the time for payment of interest, including Defaulted Interest, on any Note;

(4) waive a Default or Event of Default in the payment of interest or premium (if any) on, or principal of, any Note (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by Section 3.9 or Section 3.10, hereof);

(8) amend or modify any of the provisions of this Indenture or the related definitions affecting the subordination or ranking of the Notes or any Note Guarantee in any manner adverse to the Holders of the Notes or any Note Guarantee;

(9) eliminate or modify in any manner a Note Guarantor’s obligations with respect to its Note Guarantee which adversely affects Holders in any material respect, except as contemplated in this Indenture;

(10) make any change in the foregoing amendment and waiver provisions; or

(11) amend, change or modify in any material respect any obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated.

(b) It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

(c) Any amendment to the provisions of this Indenture in Article XI shall require the consent of the lenders under the Credit Agreement or the administrative agent thereof acting on their behalf.

(d) After an amendment under this Section 9.2 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.2.

Section 9.3. Compliance with Trust Indenture Act. Every amendment to this Indenture or the Notes shall comply with the TIA as then in effect.

Section 9.4. Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver shall become effective upon receipt by the Trustee of the requisite number of written consents under Section 9.2.

(b) The Company may, but shall not be obligated to, fix a record date, which need not be the date provided for in Section 3.16(c) of the TIA to the extent it would otherwise be applicable, for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall become valid or effective more than 90 days after such record date.

Section 9.5. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note will execute and upon Company Order the Trustee will authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

Section 9.6. Trustee to Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture.

ARTICLE X

NOTE GUARANTEES

Section 10.1. Note Guarantees.

(a) The Company will cause any Person that shall become a Material Domestic Subsidiary concurrently to become a Note Guarantor and to grant a Note Guarantee of the Company’s obligations under this Indenture and the Notes by executing a supplemental indenture substantially in the form of Exhibit F and providing the Trustee with an Officers’ Certificate and Opinion of Counsel; provided, however, that each Note Guarantor will be automatically and unconditionally released and discharged from its obligations under such Note Guarantee only in accordance with Section 10.2.

(b) Each Note Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Note Guarantor, to each Holder and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations (such guaranteed Obligations, the “Guaranteed Obligations”). Each Note Guarantor further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Obligation. Each Note Guarantor hereby agrees to pay, in addition to the amounts stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under any Note Guarantee.

(c) Each Note Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. Each Note Guarantor waives notice of any default under the Notes or the Obligations. The obligations of each Note Guarantor hereunder shall not be affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Obligations or any of them; (v) the failure of any Holder to exercise any right or remedy against any other Note Guarantor; or (vi) any change in the ownership of the Company.

(d) Each Note Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

(e) The obligations of each Note Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Note Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Note Guarantor or would otherwise operate as a discharge of such Note Guarantor as a matter of law or equity.

(f) Each Note Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against each Note Guarantor by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Note Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of:

(i) the unpaid amount of such Obligations then due and owing; and

(ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

(h) Each Note Guarantor further agrees that, as between such Note Guarantor, on the one hand, and the Holders, on the other hand:

(i) the maturity of the Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby; and

(ii) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by such Note Guarantor for the purposes of its Note Guarantee.

Section 10.2. Limitation on Liability; Termination, Release and Discharge.

(a) The Obligations of each Note Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Note Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Note Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

(b) A Note Guarantor will be released and relieved of its Obligations under its Note Guarantee in the event:

(1) there is a Legal Defeasance of the Notes in accordance with Section 8.1; or

(2) there is (i) a sale or other disposition of Capital Stock of such Note Guarantor following which such Note Guarantor is no longer a direct or indirect Material Domestic Subsidiary of the Company or (ii) a sale or disposition of all or substantially all of the assets of such Note Guarantor to a Person that is not an Affiliate of the Company; in each case, provided that the transaction is carried out pursuant to and in accordance with the applicable provisions of this Indenture.

(c) On the date hereof, there are no Note Guarantors.

Section 10.3. Right of Contribution. Each Note Guarantor that makes a payment or distribution under a Note Guarantee will be entitled to a contribution from each other Note Guarantor in a pro rata amount, based on the net assets of each Note Guarantor determined in accordance with GAAP. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Note Guarantor to the Trustee and the Holders and each Note Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Note Guarantor hereunder.

Section 10.4. No Subrogation. Each Note Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full of all Obligations. If any amount shall be paid to any Note Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Note Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Note Guarantor, and shall, forthwith upon receipt by such Note Guarantor, be turned over to the Trustee in the exact form received by such Note Guarantor (duly endorsed by such Note Guarantor to the Trustee, if required), to be applied against the Obligations.

ARTICLE XI

SUBORDINATION OF NOTES

Section 11.1. Agreement to Subordinate.

The Company agrees, and each Holder by accepting a Note agrees, that payment of principal, interest and premium, if any, on or any other Obligations relating to the Notes shall be subordinated in right of payment, to the extent and in the manner provided in this Article XI, to the prior payment in full in cash or Cash Equivalents of all Senior Debt of the Company (whether outstanding on the Issue Date or thereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.

This Article XI shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt, and such holders are made obligees hereunder and any one or more of them may enforce such provisions.

Section 11.2. Liquidation; Dissolution; Bankruptcy.

The holders of Senior Debt of the Company shall be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt of the Company (including interest after the commencement of any bankruptcy proceeding at the rate specified in documentation for the applicable Senior Debt of the Company) before the Holders of Notes shall be entitled to receive any payment with respect to or any other Obligations relating to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trusts pursuant to Article VIII hereof), in the event of any distribution to creditors of the Company in connection with:

(a) any liquidation or dissolution of the Company;

(b) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(c) any assignment for the benefit of creditors; or

(d) any marshaling of the Company’s assets and liabilities.

The Company shall give prompt written notice to the Trustee of the occurrence of any event described in clauses (a) through (d) above.

Section 11.3. Default on Designated Senior Debt.

(a) The Company may not make any payment in respect of the Notes (except in respect of Permitted Junior Securities or from the trust pursuant to Article VIII hereof) if:

(i) a default (a “payment default”) in the payment of principal, premium or interest on Designated Senior Debt of the Company occurs and is continuing beyond any applicable grace period; or

(ii) any other default (a “nonpayment default”) occurs and is continuing on any series of Designated Senior Debt of the Company that permits holders of that series of Designated Senior Debt of the Company to accelerate its maturity and the Trustee receives a notice (a “Payment Blockage Notice”) from (a) with respect to Designated Senior Debt incurred under the Credit Agreement, the administrative agent for the lenders thereunder or (b) with respect to any other Designated Senior Debt, the Representative of the holders of such other Designated Senior Debt.

(b) Payments on the Notes may and shall be resumed:

(i) in the case of a payment default on Designated Senior Debt of the Company, upon the date on which such default is cured or waived; and

(ii) in case of a nonpayment default on Designated Senior Debt of the Company, on the earlier of (X) the date on which such default is cured or waived, (Y) 179 days after the date on which the applicable Payment Blockage Notice is received and (Z) the date the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless, in each case, the maturity of such Designated Senior Debt of the Company has been accelerated.

(c) No new Payment Blockage Notice may be delivered unless and until: (a) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and (b) all scheduled payments of principal, interest and premium, if any, on the Notes that have come due (other than as a result of any acceleration of the Notes) have been paid in full in cash or Cash Equivalents.

(d) No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

Section 11.4. Acceleration of Notes.

The Company shall promptly notify holders of its Senior Debt if payment of the Notes is accelerated because of an Event of Default.

Section 11.5. When Distribution Must Be Paid Over.

(a) If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust under Article VIII hereof) when:

(i) the payment is prohibited by this Article XI; and

(ii) the Trustee or the Holder has actual knowledge that the payment is prohibited (provided that such actual knowledge shall not be required in the case of any payment default on Designated Senior Debt);

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the Company. Upon the proper written request of the holders of Senior Debt of the Company, or, if there is any payment default on any Designated Senior Debt, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of the Company or their Representative.

(b) With respect to the holders of Senior Debt, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article XI, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt, and shall not be liable to any such holders if the Trustee shall mistakenly pay over or distribute to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Debt shall be entitled by virtue of this Article XI, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

Section 11.6. Notice by the Company.

The Company shall promptly notify the Trustee and the Paying Agent in writing of any facts known to the Company that would cause a payment of any Obligations with respect to the Notes to violate this Article XI, but failure to give such notice shall not affect the subordination of the Notes to the Senior Debt as provided in this Article XI.

Section 11.7. Subrogation.

After all Senior Debt is paid in full and until the Notes are paid in full, Holders of Notes shall be subrogated to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of Senior Debt. A distribution made under this Article XI to holders of Senior Debt that otherwise would have been made to Holders of Notes is not, as between the Company and Holders, a payment by the Company on the Notes.

Section 11.8. Relative Rights.

This Article XI defines the relative rights of Holders of Notes and holders of Senior Debt. Nothing in this Indenture shall:

(a) impair, as between the Company and Holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

(b) affect the relative rights of Holders of Notes and creditors of the Company other than their rights in relation to holders of Senior Debt; or

(c) prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders of Notes. If the Company fails because of this Article XI to pay principal of or interest on a Note on the due date, the failure is still a Default or Event of Default.

Section 11.9. Subordination May Not Be Impaired by the Company.

No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this Indenture.

Section 11.10. Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative. Upon any payment or distribution of assets of the Company referred to in this Article XI, the Trustee and the Holders of Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XI.

Section 11.11. Rights of Trustee and Paying Agent.

Notwithstanding the provisions of this Article XI or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee shall have received at its Corporate Trust Office at least five Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Notes to violate this Article XI. Only the Company or a Representative may give the notice. Nothing in this Article XI shall impair the claims of, or payments to, the Trustee under or pursuant to Section 7.7 or any other section hereof. The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. The Paying Agent and the Registrar may do the same with like rights.

Section 11.12. Authorization to Effect Subordination.

Each Holder of Notes, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article XI, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.9 hereof at least 30 days before the expiration of the time to file such claim, the lenders under the Credit Agreement are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes

Section 11.13. Subordination of Note Guarantees. Payments under the Note Guarantee of each Note Guarantor shall be subordinated to the prior payment in full in cash of all Indebtedness of such Note Guarantor under the Credit Agreement and all other Senior Debt of such Note Guarantor, including Senior Debt of such Note Guarantor incurred after the Issue Date, on the same basis as the payments by the Company on the Notes are subordinated to the prior payment in full in cash of Senior Debt of the Company. Each Holder by accepting a Note agrees to such subordination. For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by any of the Note Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Indenture, including Article XI hereof.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control. Each Note Guarantor in addition to performing its obligations under its Note Guarantee shall perform such other obligations as may be imposed upon it with respect to this Indenture under the TIA.

Section 12.2. Notices.

(a) Any notice or communication shall be in writing and delivered in person, or mailed by first-class mail or sent by facsimile transmission (with the original copy via regular mail) addressed as follows:

if to the Company:

Alliance One International, Inc.

512 Bridge Street

Danville, VA 24541

Attention: Secretary

Fax: 434-791-0377

if to the Trustee:

Law Debenture Trust Company of New York

767 Third Avenue, 31st Floor

New York, NY 10017

Attention: Corporate Trust Administration

Fax: 212-750-1361

if to the Registrar and Paying Agent:

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

New York, NY 10005

Attention: Trust and Securities Services

Fax: 732-578-4636

The Company, the Trustee or the Registrar and Paying Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) Any notice or communication mailed to a registered Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c) Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

(d) Any notice or communication delivered to the Company under the provisions herein shall constitute notice to the Note Guarantors.

Section 12.3. Communication by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Note Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 12.5. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

Section 12.6. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 12.7. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York City. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 12.8. Governing Law, etc.

(a) THIS INDENTURE (INCLUDING EACH NOTE GUARANTEE) AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE PARTIES HERETO EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS INDENTURE, EACH

NOTE GUARANTEE OR THE NOTES OR ANY TRANSACTION RELATED HERETO OR THERETO.

(b) Each of the Company and each Note Guarantor hereby:

(i) agrees that any suit, action or proceeding against it arising out of or relating to this Indenture or the Notes, as the case may be, may be instituted in any Federal or state court sitting in The City of New York,

(ii) waives to the extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum,

(iii) irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding,

(iv) agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding, and may be enforced in the courts of the jurisdiction of which it is subject by a suit upon judgment, and

(v) agrees that service of process by mail to the addressed specified herein shall constitute personal service of such process on it in any such suit, action or proceeding.

(c) Nothing in this Section 12.8 shall affect the right of the Trustee or any Holder of the Notes to serve process in any other manner permitted by law.

Section 12.9. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.10. Successors. All agreements of the Company and the Note Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.11. Duplicate and Counterpart Originals. The parties may sign any number of copies of this Indenture. One signed copy is enough to prove this Indenture. This Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 12.12. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13. Qualification of Indenture. The Company shall qualify this Indenture under the TIA in accordance with the terms and conditions of the Issue Date Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Company, the Note Guarantors, the Trustee and the Holders) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Company any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.

Section 12.14. Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

ALLIANCE ONE INTERNATIONAL, INC.

By:
Name:
Title:

By:
Name:
Title:

SIGNATURE PAGE TO SENIOR SUBORDINATED NOTES INDENTURE

DEUTSCHE BANK TRUST COMPANY AMERICAS as Registrar and Paying Agent

By:

Name:
Title:

SIGNATURE PAGE TO SENIOR SUBORDINATED NOTES INDENTURE

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:
Name:
Title:

SIGNATURE PAGE TO SENIOR SUBORDINATED NOTES INDENTURE

EXHIBIT A

FORM OF NOTE

[Include the following legend for Global Notes only:

“THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”]

[Include the following legend on all Notes that are Restricted Notes:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT:

(A)	SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY

(i)

(a) FOR SO LONG AS THE SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS

A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (b) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 UNDER THE SECURITIES ACT, (c) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF THE SECURITIES ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”)) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $100,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL, IF THE ISSUER SO REQUESTS),

(ii)	TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, OR

(iii)	PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION;

AND

(B)	THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.”]

[Include the following legend on all Certificated Notes that are Restricted Notes:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR SUCH OPINIONS OF COUNSEL, CERTIFICATES AND/OR OTHER INFORMATION AS IT MAY REASONABLY REQUIRE IN FORM REASONABLY SATISFACTORY TO IT AS PROVIDED FOR IN THE INDENTURE TO CONFIRM THAT THE TRANSFER COMPLIED WITH THE FOREGOING RESTRICTIONS AS PROVIDED FOR IN THE INDENTURE.”]

FORM OF FACE OF NOTE

No. [ ]	Principal Amount $[ ]

[If the Note is a Global Note include the following two lines:

as revised by the Schedule of Increases or

Decreases in Global Note attached hereto]

CUSIP NO.

[If the Note is a Regulation S Global Note, delete the reference to CUSIP NO. and replace it with:

ISIN NO.                     ]

Alliance One International, Inc., a Virginia corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum of [                            ] Dollars [If the Note is a Global Note, add the following, as revised by the Schedule of Increases or Decreases in Global Note attached hereto], on November 15, 2012.

Interest Payment Dates:     May 15 and November 15

Record Dates:                     May 1 and November 1

Additional provisions of this Note are set forth on the other side of this Note.

ALLIANCE ONE INTERNATIONAL, INC.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Law Debenture Trust Company of New York, as Trustee, certifies that this is one of the Notes referred to in this Indenture.

By:
Authorized Signatory

FORM OF REVERSE SIDE OF NOTE

12 3/4% Senior Subordinated Notes Due 2012

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Interest

Alliance One International, Inc., a Virginia corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company will pay interest semiannually in arrears on each Interest Payment Date of each year commencing November 15, 2005. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from May 13, 2005. The Company shall pay interest on overdue principal (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and, to the extent such payments are lawful, interest on overdue installments of interest (“Defaulted Interest”) without regard to any applicable grace periods at the rate of 2.0% per annum in excess of the rate shown on this Note, as provided in the Indenture.

2.	Method of Payment

Prior to 10:00 a.m. New York City time on the date on which any principal of or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. The Company will pay interest (except Defaulted Interest) and Additional Interest to the Persons who are registered Holders of Notes at the close of business on the Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Record Date and on or before the relevant Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in U.S. Legal Tender.

Payments in respect of Notes represented by a Global Note (including principal and interest) will be made by the transfer of immediately available funds to the accounts specified by DTC. The Company will make all payments in respect of a Certificated Note (including principal and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, Deutsche Bank Trust Company Americas will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder. The Company or any Note Guarantor may act as Paying Agent, Registrar or co-registrar.

4.	Indenture

The Company issued the Notes under an Indenture, dated as of May 13, 2005 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between the Company, the Note Guarantors, the Law Debenture Trust Company of New York, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as Registrar and Paying Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. Each Holder by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended from time to time.

The Notes are general unsecured obligations of the Company of which $100,000,000 in aggregate principal amount will be initially issued on the Issue Date. Subject to the conditions set forth in the Indenture and without the consent of the Holders, the Company may issue an unlimited principal amount of Add On Notes. All Notes will be treated as a single class of securities under the Indenture.

The Indenture imposes certain limitations on, among other things, the ability of the Company and its Subsidiaries to: incur Indebtedness, make Restricted Payments, incur Liens, make Asset Sales, enter into transactions with Affiliates, or consolidate or merge or transfer or convey all or substantially all of the Company’s and its Subsidiaries’ assets.

To guarantee the due and punctual payment of the principal of and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Material Domestic Subsidiary will unconditionally guarantee, jointly and severally, such obligations pursuant to the terms of the Indenture. Each Note Guarantee will be subject to release as provided in the Indenture.

5.	Redemption

Optional Redemption. Except as provided below, the Notes will not be redeemable at the Company’s option prior to May 15, 2009. Thereafter, the Notes will be subject to redemption at the Company’s option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage
2009	106.375%
2010	103.188%
2011 and thereafter	100.000%

Make-whole Redemption. At any time, or from time to time, prior to May 15, 2009, the Company may also redeem all or any portion of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of:

(a) 100% of the principal amount of the Notes to be redeemed, plus

(b) the Applicable Premium,

plus accrued and unpaid interest, if any, to the date of redemption. Any notice to Holders of Notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the Redemption Date.

Optional Redemption upon Equity Offerings. At any time, or from time to time, prior to May 15, 2008, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem in the aggregate up to 35% of the aggregate principal amount of the Notes originally issued at a redemption price equal to 112.75% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption; provided that:

(i) after giving effect to any such redemption at least 65% of the aggregate principal amount of the Notes issued remains outstanding; and

(ii) the Company shall make such redemption not more than 90 days after the consummation of such Public Equity Offering.

Partial Redemption. In the case of any partial redemption, selection of the Notes for redemption will be made in accordance with Article V of the Indenture. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Mandatory Redemption. The Company shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

6.	Repurchase Provisions

Change Of Control Offer. Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require that the Company repurchase all or a portion (equal to $1,000 or in integral multiples thereof) of the Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Company must make a Change of Control Offer pursuant to a Change of Control Offer Notice. As more fully described in the Indenture, the Change of Control Offer Notice shall state, among other things, the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by applicable law.

Asset Sale Offer. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to make Asset Sales. In the event the proceeds from a permitted Asset Sale exceed certain amounts and are not applied as specified in the Indenture, the Company will be required to make an Asset Sale Offer to purchase to the extent of such remaining proceeds each Holder’s Notes together with holders of certain other Indebtedness at 100% of the principal amount thereof, plus accrued interest (if any) to the Asset Sale Offer Payment Date, as more fully set forth in the Indenture.

7.	Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons, and only in denominations of principal amount of $1,000 and any integral multiple thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of (i) any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before the mailing of a notice of Notes to be redeemed and ending on the date of such mailing or (ii) any Notes for a period beginning 15 days before an interest payment date and ending on such interest payment date.

8.	Persons Deemed Owners

The registered holder of this Note may be treated as the owner of it for all purposes.

9.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

10.	Discharge Prior to Redemption or Maturity

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

11.	Amendment, Supplement and Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any existing default (other than with respect to nonpayment or in respect of a provision that cannot be amended without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the then Outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes to, among other things, cure any ambiguity, omission, defect or inconsistency, or to comply with Article IV of the Indenture, or to provide for uncertificated Notes in addition to or in place of Certificated Notes, or to add Note Guarantees with respect to the Notes or to secure the Notes, or to add additional covenants or surrender rights and powers conferred on the Company, or to comply with the requirements of the SEC in connection with qualifying the Indenture under the TIA, or to make any change that would provide any additional benefits to the Holder of Notes, or to make any change that does not adversely affect the rights of any Holder, or to provide for the issuance of Exchange Notes or Add On Notes.

12.	Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

13.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14.	No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Company or any Note Guarantor, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or any Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

15.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

17.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

[If the Note is a Regulation S Global Note, replace 17. with the following:

17.	ISIN Numbers

The Company has caused ISIN numbers to be printed on the Notes and has directed the Trustee to use ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.]

18.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

Alliance One International, Inc.

512 Bridge Street

Danville VA 24541

Attention: Investor Relations

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. Number)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

[To be attached to Global Notes only:

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease or Increase	Signature of Authorized Signatory of Trustee or Note Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.9 or Section 3.10 of the Indenture, check either box:

☐	☐
Section 3.9	Section 3.10

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.9 or Section 3.10 of the Indenture, state the principal amount (which must be an integral multiple of $1,000) that you want to have purchased by the Company: $

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

EXHIBIT B

FORM OF TRANSFER CERTIFICATE FOR TRANSFER TO QIB

[Date]

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

New York, NY 10005

Attention: Trust and Securities Services

Re:	12 3/4% Senior Subordinated Notes Due 2012 (the “Notes”)
of Alliance One International, Inc. (the “Company”)

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of May 13, 2005 (as amended and supplemented from time to time, the “Indenture”), between the Company, the Note Guarantors party thereto, Law Debenture Trust Company of New York, as Trustee, and Deutsche Bank Trust Company Americas, as Registrar and Paying Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to $                     aggregate principal amount of Notes [in the case of a transfer of an interest in a Regulation S Global Note: , which represent an interest in a Regulation S Global Note beneficially owned by] [in the case of a transfer of an IAI Note: which are held in the name of] the undersigned (the “Transferor”) to effect the transfer of such Notes in exchange for an equivalent beneficial interest in the Rule 144A Global Note.

In connection with such request, and with respect to such Notes, the Transferor does hereby certify that such Notes are being transferred in accordance with Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), to a transferee that the Transferor reasonably believes is purchasing the Notes for its own account or an account with respect to which the transferee exercises sole investment discretion, and the transferee, as well as any such account, is a “qualified institutional buyer” within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A and in accordance with applicable securities laws of any state of the United States or any other jurisdiction.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

EXHIBIT C

FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS

TO INSTITUTIONAL ACCREDITED INVESTORS

[Date]

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

New York, NY 10005

Attention: Trust and Securities Services

Re:	12 3/4% Senior Subordinated Notes Due 2012 (the “Notes”)
of Alliance One International, Inc. (the “Company”)

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of May 13, 2005 (as amended and supplemented from time to time, the “Indenture”), between the Company, the Note Guarantors party thereto, Law Debenture Trust Company of New York, as Trustee, and Deutsche Bank Trust Company Americas, as Registrar and Paying Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This certificate is delivered to request a transfer of US $                     principal amount of the Notes (the “Transferred Notes”) to the undersigned (the “Transferee”).

Upon transfer, the Transferred Notes should be registered in the name of the new owner as follows:

Name: ___________________________________ [If applicable, add: as nominee for the transferee]

Address: ___________________________________

Taxpayer ID Number: ________________________

The undersigned represents and warrants to you that:

1) We have received a copy of the Offering Memorandum (the “Offering Memorandum”), dated May 10, 2005, relating to the Notes. We acknowledge that we have read and agreed to the matters stated in the section entitled “Notice to Investors” and “Book-Entry; Delivery and Form” of the Offering Memorandum, including the restrictions on duplication and circulation of the Offering Memorandum.

2) We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture relating to the Notes (as described in the Offering Memorandum) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

3) We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell or otherwise transfer any Notes prior to the date which is two years after the original issuance of the Notes, we will do so only:

(a) to the Company or any of its subsidiaries;

(b) to a person whom we reasonably believe is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A;

(c) outside the United States to a non-U.S. person in a transaction meeting the requirements of Rule 903 or 904 under the Securities Act;

(d) to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2) (3) or (7) of the Securities Act (an “Institutional Accredited Investor”)) that, prior to such transfer, furnishes the Trustee (as defined in the Indenture relating to the Notes) a signed letter containing certain representations and agreements (the form of which may be obtained from the Trustee), and, if such transfer is in respect of an aggregate principal amount of Notes less than $100,000, an Opinion of Counsel acceptable to the Company that such transfer is in compliance with the Securities Act;

(e) in accordance with another exemption from the registration requirements of the Securities Act, including in a transaction meeting the requirements of Rule 144 under the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of the investor account or accounts be within our or their control (and based upon an Opinion of Counsel satisfactory to the Company); or

(f) pursuant to an effective registration statement under the Securities Act,

in each of the cases (a) through (f) in accordance with all applicable securities laws of any U.S. state or other applicable jurisdiction. We further agree to provide to any person purchasing Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein, including those described in the Indenture and in the Offering Memorandum.

4) Either (i) the Transferee is not acquiring or holding such Note with the assets of (A) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to ERISA, (B) a “plan” described in Section 4975 of the Code, (C) any entity deemed to hold “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity or (D) a governmental plan or church plan subject to applicable law that is substantially similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code (“Similar Law”) or (ii) the acquisition and holding of such note by the Transferee, throughout the period that it holds such note, does not constitute a prohibited transaction under ERISA and Section 4975 of the Code or any provisions of Similar Law, as applicable.

5) We understand that, on any proposed resale of any Notes, we will be required to furnish to the Trustee and the Company such certification, legal opinions and other information as the Trustee and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

6) We are an institutional “accredited investor” (as defined in Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or their investment for an indefinite period of time, as the case may be.

7) We are acquiring the Notes purchased by us for our account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferee]

By:

Authorized Signature

EXHIBIT D

FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS

PURSUANT TO REGULATION S

[Date]

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

New York, NY 10005

Attention: Trust and Securities Services

Re:	12 3/4% Senior Subordinated Notes Due 2012 (the “Notes”)
of Alliance One International, Inc. (the “Company”)

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of May 13, 2005 (as amended and supplemented from time to time, the “Indenture”), between the Company, the Note Guarantors party thereto, Law Debenture Trust Company of New York, as Trustee, and Deutsche Bank Trust Company Americas, as Registrar and Paying Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

In connection with our proposed sale of $                     aggregate principal amount of the Notes [in the case of a transfer of an interest in a Rule 144A Global Note: , which represent an interest in a Rule 144A Global Note beneficially owned by] [in the case of a transfer of an IAI Note: held in the name of] the undersigned (“Transferor”), we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(e) we are the beneficial owner of the principal amount of Notes being transferred.

In addition, if the sale is made during a Distribution Compliance Period and the provisions of Rule 904(b)(1) or Rule 904(b)(2) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 904(b)(1) or Rule 904(b)(2), as the case may be.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

EXHIBIT E

FORM OF RULE 144 CERTIFICATION

[Date]

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

New York, NY 10005

Attention: Trust and Securities Services

Re:	12 3/4 % Senior Subordinated Notes Due 2012 (the “Notes”)
of Alliance One International, Inc. (the “Company”)

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of May 13, 2005 (as amended and supplemented from time to time, the “Indenture”), between the Company, the Note Guarantors party thereto, Law Debenture Trust Company of New York, as Trustee, and Deutsche Bank Trust Company Americas, as Registrar and Paying Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

In connection with our proposed sale of $                     aggregate principal amount of the Notes [in the case of a transfer of an interest in a Rule 144A Global Note: , which represent an interest in a Rule 144A Global Note beneficially owned by] [in the case of a transfer of an IAI Note: held in the name of] the undersigned (“Transferor”), we confirm that such sale has been effected pursuant to and in accordance with Rule 144 under the Securities Act.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

EXHIBIT F

FORM OF NOTE GUARANTEE

This Supplemental Indenture, dated as of [                    ] (this “Supplemental Indenture”), between [name of new Note Guarantor], a [                    ] [corporation][limited liability company] (the “New Note Guarantor”), Alliance One International, Inc., a Virginia corporation (together with its successors and assigns, the “Company”), each other Note Guarantor (if any) under the Indenture referred to below, Law Debenture Trust Company of New York, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as Registrar and Paying Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Trustee and the Registrar and Paying Agent have heretofore executed and delivered an Indenture, dated as of May 13, 2005 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 12 3/4% Senior Subordinated Notes Due 2012 of the Company (the “Notes”);

WHEREAS, the Indenture provides that the Company is required to cause each Material Domestic Subsidiary created or acquired by the Company to execute and deliver to the Trustee a Note Guarantee pursuant to which such Material Domestic Subsidiary will unconditionally guarantee, jointly and severally with the other Note Guarantors, the Company’s full and prompt payment of the Obligations in respect of the Indenture, the Notes and the Registration Rights Agreement; and

WHEREAS, pursuant to Section 9.1 (a) (4) of the Indenture, the Trustee, the Company and any existing Note Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Note Guarantor, the Company, each other Note Guarantor, the Trustee and the Registrar and Paying Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

Article I

Definitions

Section 1.1. Defined Terms. Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.

Article II

Agreement to be Bound; Guarantee

Section 2.1. Agreement to be Bound. The New Note Guarantor hereby becomes a party to the Indenture as a Note Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Note Guarantor under the Indenture. The New Note

Guarantor hereby agrees to be bound by all of the provisions of the Indenture applicable to a Note Guarantor and to perform all of the obligations and agreements of a Note Guarantor under the Indenture.

Section 2.2. Guarantee. The New Note Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Note Guarantor, to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations, all as more fully set forth in Article X of the Indenture.

Article III

Miscellaneous

Section 3.1. Notices. Any notice or communication delivered to the Company under the provisions of the Indenture shall constitute notice to the New Note Guarantor.

Section 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3. Governing Law, etc. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 3.4. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6. Duplicate and Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. One signed copy is enough to prove this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 3.7. Headings. The headings of the Articles and Sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ALLIANCE ONE INTERNATIONAL, INC.

By:
Name:
Title:

By:
Name:
Title:

[NAME OF NEW NOTE GUARANTOR], as a Note Guarantor

By:
Name:
Title:

[Complete the following signature block for each existing Note Guarantor:]

[NAME OF NOTE GUARANTOR], as a Note Guarantor

By:
Name:
Title:

[LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:
Name:
Title:

[DEUTSCHE BANK TRUST COMPANY AMERICAS as Registrar and Paying Agent

By:
Name:
Title: